File No. 024-______________

As filed with the Securities and Exchange Commission on May 11, 2023

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated May 11, 2023

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Blue Heaven Coffee, Inc.

(formerly Canopus BioPharma, Inc.)

200,000,000 Shares of Common Stock

By this Offering Circular, Blue Heaven Coffee, Inc., formerly Canopus BioPharma, Inc., a Nevada corporation, is offering for sale a maximum of 200,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $_____[0.01-0.05] per share (the price to be fixed by a post-qualification supplement), pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $10,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments.

Please see the “Risk Factors” section, beginning on page 6, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of the SEC’s qualification of the Offering Statement of which this Offering Circular forms a part; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public		Commissions (1)		Proceeds to Company (2)
Common Stock	200,000,000	$	[0.01-0.05]	$-0-	$	[2,000,000-10,000,000]

(1)

We do not intend to offer and sell the Offered Shares through registered broker-dealers or utilize finders. However, should we determine to employ a registered broker-dealer of finder, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(2)	Does not account for the payment of expenses of this offering estimated at $20,000. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “CBIA” in the OTC Pink marketplace of OTC Link. On May 8, 2023, the closing price of our common stock was $0.0729 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series A Convertible Preferred Stock, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Convertible Preferred Stock has the following voting rights: each share of Series A Convertible Preferred Stock has 100,000 votes. Our Sole Director, as the owner of all outstanding shares of the Series A Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to Qualified Purchasers” (page 16). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is ______, 2023.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Blue Heaven Coffee, Inc., formerly Canopus BioPharma, Inc., a Nevada corporation, including its subsidiaries.

Our Company

History. Canopus Biopharma, Inc., a Nevada corporation, was formed on April 8, 1986, as Travel Entertainment, a privately-held Nevada corporation. On January 29, 1987, our corporate name changed to Landmere Inc. On September 9, 2005, our corporate name changed to Drake Holding Corp. On June 14, 2007, our corporate name changed to Canopus Biopharma, Inc. The name of the Company was changed to CBIA, Inc. on August 2, 2021, in connection with a holding company reorganization, and then to Capstone Biotech, Inc. in connection with a redomicile to the State of Nevada. On February 28, 2022, our corporate name changed to Canopus BioPharma, Inc.

On May 1, 2023, our corporate name changed to Blue Heaven Coffee, Inc. The effective time, as it relates to the stock trading market, of this corporate action, which will include a change to our trading symbol, will depend on the date on which FINRA issues its approval of our related filing. We are unable to predict the date on which FINRA will issue such approval.

Custodian. On July 30, 2021, G. Reed Petersen was appointed as Custodian of Canopus Biopharma, Inc. (Case No. A-21-832802-P by the Nevada District Court, in Clark County, Nevada. On October 19, 2022, the custodianship was terminated.

Recent Change-in-Control Transaction. Effective March 21, 2023, a change in control of our company occurred. On such date, (a) ML Squared, LLC sold 50% (500,000 shares) of the outstanding shares of Series A Preferred Stock and (b) PIPE QOF, Inc sold 50% (500,000 shares) of the 1,000,000 outstanding shares of Series A Preferred Stock to a single person, Justin De Four.

In connection with the change in control, Benjamin Oates resigned as the Sole Director and Justin De Four was appointed as the new Sole Director. Justin De Four now serves as the Chief Executive Officer and Secretary; Benjamin Oates now serves as Interim Chief Financial Officer.

Following the change-in-control transaction, effective March 22, 2023, the Company acquired Blue Heaven Coffee, Inc., an Ontario, Canada, corporation (“BHC”), a provider of unattended and attended retail and digital advertising solutions.

Change in “Shell” Status. Effective March 22, 2023, the Company acquired Blue Heaven Coffee, Inc., an Ontario, Canada, corporation (BHC), a leading provider of unattended and attended retail and digital advertising solutions.

Until our acquisition of BHC, our company identified itself as a “shell company.” Effective with our acquisition of BHC on March 22, 2023, our company ceased to be a “shell company.”

Current Business. Through BHC, our company is a provider of unattended and attended retail and digital advertising solutions. Our company specializes in providing client-tailored, profit-driven solutions backed by innovative technologies (powered in part by breakthrough artificial intelligence), state of the art equipment and top-notch service and support.

BHC pursues a breakthrough business model anchored to cutting edge digital advertising solutions. Our fleet of automated retail devices are all connected and managed via a single platform allowing us to offer cutting edge access to programmatic advertising revenue (in a turnkey fashion) allowing us to offer our clients not only stellar service, products, and technologies but also an avenue by which they can profit share, tapping into the vast and lucrative world of programmatic marketing revenue. We empower our clients to create meaningful value beyond the basic framework of unattended retail, by leveraging our existing relationships, knowledge and experience. (See “Business”).

Offering Summary

Securities Offered	200,000,000 shares of common stock, par value $0.0001 (the Offered Shares).
Offering Price	$_____[0.01-0.05] per Offered Share.
Shares Outstanding Before This Offering	590,032,572 shares issued and outstanding as of the date hereof.
Shares Outstanding After This Offering	790,032,572 shares issued and outstanding, assuming the sale of all of the Offered Shares hereunder.
Minimum Number of Shares to Be Sold in This Offering	None
Disparate Voting Rights

Our outstanding shares of Series A Convertible Preferred Stock possess superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series A Convertible Preferred Stock has the following voting rights: each share of Series A Convertible Preferred Stock has 100,000 votes. Our Sole Director, Justin De Four, owns of all of the outstanding shares of the Series A Convertible Preferred Stock and will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Investor Suitability Standards

The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “CBIA” in the OTC Pink marketplace of OTC Link.
Termination of this Offering

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds	We will apply the proceeds of this offering for equipment and technology, inventory, marketing, compensation, general and administrative expenses and working capital. (See “Use of Proceeds”).
Risk Factors

An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information

Our principal executive offices are located at 304 South Jones Boulevard, Unit 8925, Las Vegas, Nevada 89107; our telephone number is 866-711-1011; our corporate website is located at www.blueheaven.cafe. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Related to Our Company

For a significant period of time prior to our March 2023 acquisition of Blue Heaven Coffee, Inc. (BHC), we identified ourselves as a “shell company,” as defined by Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Securities Exchange Act of 1934. Because we only recently emerged from “shell company” status, there is no assurance that BHC, our subsidiary, will continue to generate revenues and profits from its business operations. Any losses reported by us in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

We do not have a successful operating history. Until March 2023, we had not engaged in active business operations for several years, which makes an investment in the Offered Shares highly speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of new business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

•	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;
•	our ability to execute our business strategies;
•	our ability to manage our expansion, growth and operating expenses;
•	our ability to finance our business;
•	our ability to compete and succeed in a competitive industry; and
•	future geopolitical events and economic crisis.

Our financial statements are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied. We are not required to have our financial statements audited by a firm that is certified by the Public Company Accounting Oversight Board (“PCAOB”). As such, we do not have a third party reviewing the accounting. We may also not be up to date with all publications and releases released by the PCAOB regarding accounting standards and treatments. This circumstance could mean that our unaudited financials may not properly reflect up to date standards and treatments, resulting in misstated financial statements.

In the past, we have not filed our periodic reports in a timely manner. From 2014 to August 2021, our company did not timely file all required periodic reports with OTC Markets. Since August 2021, we have filed all required periodic reports with OTC Markets and our management intends to remain in compliance our filing obligations in the future. However, there is no assurance that we will be successful in this regard.

Should we fail to remain current in our filing obligations, investors in our common stock would be deprived of important current information concerning our company upon which to evaluate their investments, including, without limitation:

•	our financial condition and operating results;
•	our ongoing and anticipated future business operations and plans;
•	changes to our management personnel;
•	changes to our capital structure, including changes to shareholder voting rights; and
•	transactions between our company and our affiliates.

In addition, should we fail to remain current in our filing obligations, investors in our common stock could experience significant diminution in the value of their shares. This loss of value could be experienced in a number of ways, which include:

•

A loss of market liquidity for our common stock due to being designated a “limited information” company by OTC Markets, as indicated by a “YIELD” or “STOP” sign on OTCMarkets.com, or being relegated to the “Expert Market” by OTC Markets.

•	An inability of an investor in our common stock to sell such investor’s shares through a brokerage account, due to our company’s having been designated a "limited information" company by OTC Markets.

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In these or similar circumstances, an investor in our common stock, including the Offered Shares, could lose such investor’s entire investment.

There is doubt about our ability to continue as a viable business. Notwithstanding our recent acquisition of BHC, we have not earned a profit from our operations during recent financial periods. There is no assurance that the operations of BHC will allow us to report a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, the operations of BHC provide operating capital. However, we do not have sufficient financial resources with which to establish our complete business strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to implement such strategies.

There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of our Chief Executive Officer; the loss of this executive could disrupt our operations and adversely affect the further development of our business. Our success in establishing implementing our real estate business strategies will depend, primarily, on the continued service of our Chief Executive Officer, Justin De Four. The loss of service of Mr. De Four, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have not entered into an employment agreement with Mr. De Four. We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our management has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business. Our management has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business. Some of the individuals who now constitute our management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. In particular, these obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

A significant part of our business depends on marketing of our products and services, which may not be accepted in the marketplace. The unattended retail is extremely competitive and we have yet to attain any significant market share. We will continue to depend on effective marketing to gain a significantly larger market share. We do not employ a marketing agency. Employing a greater number of marketing personnel or a marketing agency would require greater financial resources than we currently possess. Unless we are able to address these limitations in our marketing capabilities, we may be unable to increase or maintain our revenues. Under such circumstances, our common stock would not gain in value.

We operate in and plan to expand into extremely competitive environments, which will make it difficult for us to achieve market recognition and revenues. We operate in an extremely competitive environment and the markets for our products and services are characterized by rapidly changing technologies, frequent new product introductions, short product life cycles and evolving industry standards. Our success depends, in substantial part, on the timely and successful introduction of our new products and services to comply with emerging industry standards and to address competing technological and product developments by our competitors. We may focus our resources on products, services and technologies that do not become widely accepted, are not timely released or are not commercially viable. If our products or services are not competitive, our business could suffer and our financial performance could be negatively impacted. You have no assurance that our new products and services, which we intend to be an increasingly significant part or our business, will be accepted in the marketplace. If our products and services do not achieve market acceptance, our revenues will be significantly below the level we anticipate.

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We are an early-stage company with an unproven business model and our business may not become profitable. We are an early-stage company with a limited operating history upon which you can evaluate our business. We have very limited historical financial data. As a result of these factors, the revenue and income potential of our business is unproven, and our company, including BHC, has only a limited operating history upon which to base an evaluation of our current business and future prospects. Because of our limited operating history and the rapidly evolving unattended retail industry, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business. Early-stage companies in new and rapidly evolving markets such as ours frequently encounter risks, uncertainties, and difficulties, including those described herein. We may not be able to successfully address any or all of these risks. Failure to adequately address such risks could cause our business, financial condition, results of operations and prospects to suffer.

Our revenues are highly susceptible to declines as a result of unfavorable economic conditions, including governmental actions. Economic downturns could negatively affect our operations. Economic downturns could occur based on traditional business factors or, as occurred during the COVID-19 pandemic, through governmental actions that restrict economic activity, including “lock-downs.” Any economic downturn, especially one caused by a governmental lock-down order, would significantly and adversely impact our ability to remain a viable business.

Our financial condition could be adversely affected if our available liquidity is insufficient. If our business is significantly adversely affected by further deterioration in the economic environment or otherwise, it could lead us to seek new or additional sources of liquidity to fund our needs. Currently, for a non-investment-grade company such as ours, the capital markets are challenging, with limited available financing and at higher costs than in recent years. There can be no guarantees that we would be able to access any new sources of liquidity on commercially reasonable terms or at all.

We may lose or fail to attract and retain key employees and management personnel. Our employees and their skills and relationships with outside parties, are among our most important assets. An important aspect of our competitiveness is our ability to attract and retain key employees and management personnel. Our ability to do so is influenced by a variety of factors, including the compensation we award, and could be adversely affected by our financial or market performance.

We currently have only a small management team and staff, which could limit our ability to effectively seize market opportunities and grow our business. Our operations are subject to all of the risks inherent in a growing business enterprise, including the likelihood of operating losses. As a smaller company with a limited operating history, our success will depend, among other factors, upon how we manage the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of a new business, products and channels of distribution, and current and future development. In addition, as a company with a limited operating history and only a small management team and staff to grow the business and manage the risks inherent in a growing business enterprise, these factors could limit our ability to effectively seize market opportunities and grow.

We rely on third-party computer hardware and software that may be difficult to replace or which could cause errors or failures of our service. We will rely on computer hardware purchased or leased and software licensed from third parties in order to operate our unattended retail locations. This hardware and software may not continue to be available at reasonable prices or on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could significantly increase our expenses and otherwise result in delays in the provisioning of our products and service until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business. Any errors or defects in third-party hardware or software could result in errors or a failure of our service which could harm our business.

Our business could be adversely affected if our customers are not satisfied with their purchases. Our business depends on our ability to satisfy our customers. If a customer is not satisfied with the quality of the product or service, such customer’s dissatisfaction could damage our ability to obtain additional or future purchases from that customer. In addition, potential negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to attract customers to our unattended retail locations.

Our ability to grow our business may depend on developing a positive brand reputation and customer loyalty. A positive brand reputation and an ability to nurture customer loyalty is critical to attracting new customers. We expect to expend reasonable, but limited, resources to develop, maintain and enhance our brand in the near future. In addition, nurturing customer loyalty will depend on our ability to provide a high-quality customer experience at our unattended retail locations. If we are unable to maintain and enhance our brand reputation and customer satisfaction, our ability to attract new customers will be harmed.

Investors may lose their entire investment if we fail to establish profitability. While BHC has operated profitably in prior periods, there is no assurance that such will be the case in the future. Further, our company, including BHC, has a limited operations record from which you can evaluate our business and our prospects. Our prospects in this regard must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives. Investors should therefore be aware that they may lose their entire investment in the securities.

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Litigation or legal proceedings could expose us to significant liabilities and damage our reputation. Litigation or legal proceedings could expose us to significant liabilities and damage our reputation. We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distracting of management’s attention away from our current business operations. There can be no assurance that we will be successful in avoiding litigation or other legal proceedings, which could adversely affect our ability to operate profitably.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on our company’s business, financial condition, results of operations and future prospects.

As we attempt to expand our customer base through our marketing efforts, our new customers may use our products differently than our existing customers and, accordingly, our business model may not be as efficient at attracting and retaining new customers. As we attempt to expand our customer base, our new customers may use our products differently than our existing customers. For example, a greater percentage of new customers may take advantage of the free trial period we offer but ultimately choose to use another form of marketing to reach their constituents. If our new customers are not as loyal as our existing customers, our attrition rate will increase and our customer referrals will decrease, which would have an adverse effect on our results of operations. In addition, as we seek to expand our customer base, we expect to increase our spending on sales and marketing activities in order to attract new customers, which will increase our operating costs. There can be no assurance that these sales and marketing efforts will be successful

Our operating expenses could increase without a corresponding increase in revenues. Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our consolidated financial results and on an investment in the Offered Shares. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

Our lack of adequate directors’ and officers’ liability insurance may also make it difficult for us to retain and attract talented and skilled directors and officers. In the future, we may be subject to litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors’ and officers’ liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors, should they be subject to legal action based on their service to our company, could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

We may not be able to compete effectively in our market. The unattended retail industry is highly competitive with few barriers to entry. Many of our competitors possess greater financial, sales, marketing and development resources, and enjoy greater brand recognition, that does our company. There is no assurance that we will be able to compete effectively in our industry. (See “Business—Competition”).

Introduction of new products and services by competitors could harm our competitive position and results of operations. The unattended retail industry is characterized by competition, evolving industry standards, evolving business and distribution models, price cutting, with resulting downward pressure on gross margins, and price sensitivity on the part of consumers. Our future success will depend on our ability to gain recognition of our brands as being of high quality and establish customer loyalty, as well as our being able to anticipate and respond to emerging standards and other unforeseen changes. If we fail to satisfy such standards of operation, our operating results could suffer. Further, intra-industry consolidations may result in stronger competitors and may, therefore, also harm our future results of operations.

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If our efforts to attract and retain customers is not successful, our business will be adversely affected. Our ability to attract, and to continue to attract, customers to unattended retail locations will depend, in part, on our ability consistently to provide customers with high-quality, competitively-priced products and services. If customers do not perceive our products and services to be of value, we may not be able to attract and retain customers. If we do not grow as expected, we may not be able to adjust our expenditures commensurate with the lowered growth rate such that our margins, liquidity and results of operation may be adversely impacted. If we are unable to compete successfully with current and new competitors in both retaining existing customers and attracting new customers, our business will be adversely affected.

Our computer systems and those of third parties used in our operations are vulnerable to cybersecurity risks, including computer viruses, physical or electronic break-ins and similar disruptions. Any attempt by hackers to obtain our data or intellectual property, disrupt our operations, or otherwise access to our systems, or those of associated third parties, if successful, could harm our business, be expensive to remedy and damage our reputation. We will implement certain systems and processes to thwart hackers and protect our data and systems. Any significant disruption to our business operations could result in a loss of customers and adversely affect our business and results of operation.

Privacy concerns could limit our ability to collect and leverage our customer data and disclosure of customer data could adversely impact our business and reputation. In the ordinary course of business, we will collect and utilize data supplied our customers and their shipments. We currently face certain legal obligations regarding the manner in which we treat such information. Increased regulation of data utilization practices, including self-regulation or findings under existing laws that limit its ability to collect, transfer and use data, could have an adverse effect on our business.

Our reputation and our relationships with customers would be harmed if customer data, particularly transportation logs or shipping manifests, were to be accessed by unauthorized persons. We will maintain certain customer data, including names and billing data, and shipping manifest information. Initially, this data will be maintained on third-party systems. With respect to billing data, such as credit card numbers, we will rely on licensed encryption and authentication technology to secure such information. Measures will be taken to protect against unauthorized intrusion into our company’s customers’ data. Despite these measures, our third-party payment processing services could experience an unauthorized intrusion into our customers’ data. Additionally, we could face legal claims or regulatory fines or penalties for such a breach. The costs relating to any data breach could be material, and we do not expect to carry insurance against the risk of a data breach for the foreseeable future. For these reasons, should an unauthorized intrusion into customers’ data occur, our business could be adversely affected.

If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by competitors, the value of our brand or intellectual property may be diminished, and our business adversely affected. We rely, and expect to continue to rely, on a combination of confidentiality and license agreements with employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our company may be diminished, competitors may be able to more effectively mimic our technologies and methods of operations, the perception of our business and service to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected.

Risks Related to Securities Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

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The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offered Shares

The outstanding shares of our Series A Convertible Preferred Stock preclude current and future owners of our common stock from influencing any corporate decision. Our outstanding shares of Series A Convertible Preferred Stock possess superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. Each share of Series A Convertible Preferred Stock has 100,000 votes. Our Sole Director, Justin De Four, owns all of the outstanding shares of our Series A Convertible Preferred Stock and will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

We are authorized, in the sole discretion of our Board of Directors, to issue shares of preferred stock that possess significant anti-dilution protection. The outstanding shares of Series A Convertible Preferred Stock possess significant anti-dilution protection to its holders. As of the date of this Offering Circular, our Sole Director, Justin De Four, owns all of the outstanding shares of Series A Convertible Preferred Stock. (See “Security Ownership of Certain Beneficial Owners and Management”).

The Series A Convertible Preferred Stock has rights of conversion into our common stock, exercisable at any time, as follows:

Each share of Series A Convertible Preferred Stock is convertible, at any time, into 10,000 shares of our common stock. If all 1,000,000 shares of the currently outstanding Series A Convertible Preferred Stock were converted, we would be obligated to issue 10,000,000,000 shares of our common stock.

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The effect of the rights of conversion of the Series A Convertible Preferred Stock is that, upon the conversion, the number of issued shares of common stock would equal approximately 90% of the then-outstanding issued and outstanding shares of our common stock, assuming the sale of all of the Offered Shares. (See “Dilution—Ownership Dilution”).

There is no minimum offering and no person has committed to purchase any of the Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Shares. Because the market for our common stock is volatile, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

The market price for our common stock has been, and may continue to be, highly volatile. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of investors;
•	changes in expectations as to our future financial performance, including financial estimates by investors;
•	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
•	changes in our capital structure;
•	announcements of innovations or new services by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	lack of success in the expansion of our business operations;
•	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
•	additions or departures of key personnel;
•	asset impairment;
•	temporary or permanent inability to offer our products and services; and
•	rumors or public speculation about any of the above factors.

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The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution—Investment Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the potential conversion of the outstanding shares of Series A Convertible Preferred Stock into approximately 90% of our then-outstanding common stock as of the date of this Offering Circular.

The conversion of the outstanding shares of Series A Convertible Preferred Stock into shares of our common stock would cause holders of our common stock, including the Offered Shares, to incur significant dilution in their ownership of our company. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Description of Securities” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering.

Assuming that we had acquired BHC on February 28, 2023, our net tangible book value as of February 28, 2023, would have been $2,652,816 (unaudited), or $0.004 per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

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The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares

Assumed offering price per share

Net tangible book value per share as of February 28, 2023 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of February 28, 2023 (unaudited)

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$__[0.01-0.05] $0.004 $__[0.002-0.012] $__[0.006-0.016] $__[0.004-0.034]
Assuming the Sale of 75% of the Offered Shares

Assumed offering price per share

Net tangible book value per share as of February 28, 2023 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of February 28, 2023 (unaudited)

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$__[0.01-0.05] $0.004_ $__[0.002-0.010] $__[0.006-0.014] $__[0.004-0.036]
Assuming the Sale of 50% of the Offered Shares

Assumed offering price per share

Net tangible book value per share as of February 28, 2023 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of February 28, 2023 (unaudited)

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$__[0.01-0.05] $0.004 $__[0.001-0.007] $__[0.005-0.011] $__[0.005-0.039]
Assuming the Sale of 25% of the Offered Shares

Assumed offering price per share

Net tangible book value per share as of February 28, 2023 (unaudited)

Increase in net tangible book value per share after giving effect to this offering

Pro forma net tangible book value per share as of February 28, 2023 (unaudited)

Dilution in net tangible book value per share to purchasers of Offered Shares in this offering

$__[0.01-0.05] $0.004 $__[0.001-0.004] $__[0.005-0.008] $__[0.005-0.042]

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
		25%		50%		75%		100%
Offered Shares sold		50,000,000		100,000,000		150,000,000		200,000,000
Gross proceeds	$	[500,000-2,500,000]	$	[1,000,000-5,000,000]	$	[1,500,000-7,500,000]	$	[2,000,000-10,000,000]
Offering expenses		20,000		20,000		20,000		20,000
Net proceeds	$	[480,000-2,480,000]	$	[980,000-4,980,000]	$	[1,480,000-7,480,000]	$	[1,980,000-9,980,000]

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%		100%
Outside Contract Staff	$	[48,000-248,000]	$	[98,000-498,000]	$	[148,000-748,000]	$	[198,000-998,000]
Inventory		[120,000-620,000]		[245,000-1,245,000]		[370,000-1,870,000]		[495,000-2,495,000]
Equipment and Technology		[60,000-310,000]		[123,500-622,500]		[185,000-935,000]		[247,500-1,247,500]
Warehousing		[72,000-372,000]		[147,000-747,000]		[222,000-1,122,000]		[297,000-1,497,000]
Market Research		[24,000-124,000]		[49,000-249,000]		[74,000-374,000]		[99,000-499,000]
Marketing and Advertising Expense		[48,000-248,000]		[98,000-498,000]		[148,000-748,000]		[198,000-998,000]
Corporate Personnel Expense		[96,000-496,000]		[196,000-996,000]		[296,000-1,496,000]		[396,000-1,996,000]
Working Capital		[24,000-124,000]		[49,000-249,000]		[74,000-374,000]		[99,000-499,000]
Total Net Proceeds	$	[480,000-2,480,000]	$	[980,000-4,980,000]	$	[1,480,000-7,480,000]	$	[1,980,000-9,980,000]

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we operate, general economic conditions and our future revenue and expenditure estimates.

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Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 200,000,000 Offered Shares on a best-efforts basis, at a fixed price of $_____[0.01-0.05] per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Justin De Four. Mr. De Four will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. De Four is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. De Four:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:

•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. De Four at: justin@blueheaven.cafe; all relevant information will be delivered to you by return e-mail.

Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described therein, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

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Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $10,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Shares have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan to sell the Offered Shares in as many states as this offering is able to be qualified. In the case of each state in which we sell the Offered Shares, we will qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Certain of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Investor Suitability Standards. The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Issuance of the Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 2,000,000,000 shares of common stock, $.00001 par value per share; and (b) 20,000,000 shares of preferred stock, $.00001 par value per share, of which 1,000,000 shares are designated Series A Convertible Preferred Stock.

As of the date of this Offering Circular, there were (x) 590,032,572 shares of our common stock issued and outstanding held by 151 holders of record; and (y) 1,000,000 shares of Series A Convertible Preferred Stock were issued and outstanding held by one (1) holder of record.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Series A Convertible Preferred Stock

Voting Rights. Each share of Series A Convertible Preferred Stock has 100,000 votes.

All shares of our Series A Convertible Preferred Stock are owned by our Sole Director, Justin De Four. Due to the superior voting rights of the Series A Convertible Preferred Stock, Mr. De Four will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Transactions—Series A Convertible Preferred Stock”).

Dividends. The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series A Convertible Preferred Stock had been converted into common stock at the Conversion Rate. Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Series A Convertible Preferred Stock with respect to dividends.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall be entitled to receive an amount at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series A Convertible Preferred Stock had been converted into common stock at the Conversion Rate.

Conversion Rights. Each share of Series A Convertible Preferred Stock is convertible into 10,000 shares of our common stock, exercisable at any time.

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Convertible Promissory Note

As of February 28, 2023, we had a single outstanding convertible note, as indicated in the table below.

Date of Note Issuance	Outstanding Balance	Principal Amount at Issuance	Accrued Interest	Maturity Date	Conversion Terms	Name of Noteholder	Reason for Issuance
12/12/2022	$153,205	$150,000	$3,205	3/31/2024	Conversion Price: discount of 30% to lowest trading price of our common stock for the 15 days prior to conversion.	PIPE QOF, Inc (Andrew Van Noy)	Consulting services

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Pacific Stock Transfer Co. (a Securitize Company), 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119, as the transfer agent for our common stock. Pacific Stock Transfer’s website is located at: www.pacificstockstocktransfer.com. No information found on Pacific Stock Transfer’s website is part of this Offering Circular.

BUSINESS

Background

History. Canopus Biopharma, Inc., a Nevada corporation, was formed on April 8, 1986, as Travel Entertainment, a privately-held Nevada corporation. On January 29, 1987, our corporate name changed to Landmere Inc. On n September 9, 2005, our corporate name changed to Drake Holding Corp. On June 14, 2007, our corporate name changed to Canopus Biopharma, Inc. The name of the Company was changed to CBIA, Inc. on August 2, 2021, in connection with a holding company reorganization, and then to Capstone Biotech, Inc. in connection with a redomicile to the State of Nevada. On February 28, 2022, our corporate name changed to Canopus BioPharma, Inc.

On May 1, 2023, our corporate name changed to Blue Heaven Coffee, Inc. The effective time, as it relates to the stock trading market, of this corporate action, which will include a change to our trading symbol, will depend on the date on which FINRA issues its approval of our related filing. We are unable to predict the date on which FINRA will issue such approval.

Custodian. On July 30, 2021, G. Reed Petersen was appointed as Custodian of Canopus Biopharma, Inc. (Case No. A-21-832802-P by the Nevada District Court, in Clark County, Nevada. On October 19, 2022, the custodianship was terminated.

Recent Change-in-Control Transaction. Effective March 21, 2023, a change in control of our company occurred. On such date, (a) ML Squared, LLC sold 50% (500,000 shares) of the outstanding shares of Series A Preferred Stock and (b) PIPE QOF, Inc sold 50% (500,000 shares) of the 1,000,000 outstanding shares of Series A Preferred Stock to a single person, Justin De Four.

In connection with the change in control, Benjamin Oates resigned as the Sole Director and Justin De Four was appointed as the new Sole Director. Justin De Four now serves as the Chief Executive Officer and Secretary; Benjamin Oates now serves as Interim Chief Financial Officer.

Following the change-in-control transaction, effective March 22, 2023, the Company acquired Blue Heaven Coffee, Inc., an Ontario, Canada, corporation (“BHC”), a provider of unattended and attended retail and digital advertising solutions.

Change in “Shell” Status. Effective March 22, 2023, the Company acquired Blue Heaven Coffee, Inc., an Ontario, Canada, corporation (BHC), a leading provider of unattended and attended retail and digital advertising solutions.

Until our acquisition of BHC, our company identified itself as a “shell company.” Effective with our acquisition of BHC on March 22, 2023, our company ceased to be a “shell company.”

Corporate Information

Our principal executive offices are located at 304 South Jones Boulevard, Unit 8925, Las Vegas, Nevada 89107; our telephone number is 866-711-1011; our corporate website is located at www.blueheaven.cafe. No information found on our company’s website is part of this Offering Circular.

Business Overview

Through BHC, our company is a provider of unattended and attended retail and digital advertising solutions. Our company specializes in providing client-tailored, profit-driven solutions backed by innovative technologies (powered in part by breakthrough artificial intelligence), state of the art equipment and top-notch service and support.

BHC pursues a breakthrough business model anchored to cutting edge digital advertising solutions. Our fleet of automated retail devices are all connected and managed via a single platform allowing us to offer cutting edge access to programmatic advertising revenue (in a turnkey fashion) allowing us to offer our clients not only stellar service, products, and technologies but also an avenue by which they can profit share, tapping into the vast and lucrative world of programmatic marketing revenue. We empower our clients to create meaningful value beyond the basic framework of unattended retail, by leveraging our existing relationships, knowledge and experience.

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BHC specializes in the fusion of digital advertising platforms with services such as (but not limited to):

Vending Services. Providing hot beverages, snacks, food, grab-&-go items and more through state of the art remotely monitored vending machines including touchless all digital units.

Smart Kitchens. Unattended cutting edge self automated kitchen installations capable of sophisticated food preparations with high volume outputs

Micro Markets. Unattended self-checkout solutions that enable consumers to shop in a store like setting.

Cafe Kiosks. Attended grab-&-go kiosks specializing in premium Blue Mountain Coffee(s) a wide variety of consumer products and various consumer services such as (lottery, ATMs, wine racks, postal services etc.)

Workplace Coffee Services. Blue Heaven Café Express installations will offer your work environment a turnkey coffee, snack and grab-&-go experience fully customizable to your needs and showcasing our 100% Blue Mountain Coffee.

Digital Water Coolers. Premium water solutions including sparkling, alkaline and infused water services.

BHC is anchored to a never-ending pursuit to offer our customers the very best technology, products and services available. BHC aims to enrich the lives of our customers, communities, and colleagues, we know that we will not thrive unless the communities around us equally thrive. We conduct our business in a socially responsible and ethical manner with a strong focus on sourcing products which are sustainable, locally made and ethically grown/attained.

Our Business Model

Our business model will be based on five pillars: technology, customer experience, data analytics, operational excellence, and affiliate-based profit sharing.

Technology. We will leverage the latest technologies, such as artificial intelligence (AI) and machine learning, to create a seamless and intuitive shopping experience for customers. Our vending machines and self-service kiosks will be equipped with touchless payment options, facial recognition, and personalized recommendations based on past purchases. This data also represents very valuable insight into what product and service changes should be made to optimize the service offering individually and holistically.

Customer Experience. Our company will prioritize customer experience by providing 24/7 support through chatbots, self-help kiosks, and other channels. We will also offer a loyalty program that rewards customers for repeat purchases and referrals.

Data Analytics. Our company will leverage data analytics to gain insights into customer behavior, preferences, and purchasing habits. This data will be used to optimize product offerings, marketing strategies, and operational processes.

Operational Excellence. Our company will focus on operational excellence by ensuring high levels of product quality, availability, and freshness. We will also prioritize sustainability by using eco-friendly materials and reducing waste.

Profit Sharing. In this model, the service provider would install and operate the unattended retail solution, such as vending machines or self-service kiosks, in the client's customer space. The client would provide access to their customer space, which could be a retail store, office building, or other high-traffic location, in exchange for a share of the profits generated from sales. The profit share would typically be calculated as a percentage of the revenue generated from sales through the unattended retail solution.

This profit share model incentivizes the service provider to maximize sales through the unattended retail solution and ensures that the client benefits from the increased foot traffic and revenue generated. It also provides a low-risk option for the client to generate additional revenue without incurring significant capital expenses or operational costs.

Overall, the profit share model for unattended retail is a win-win for both parties, providing a mutually beneficial arrangement that maximizes revenue and minimizes risk.

Unattended Retail

Introduction. Unattended retail is a rapidly growing sector that offers a wide range of benefits and opportunities for businesses of all sizes. This innovative retail model allows customers to make purchases without the need for a human cashier or attendant employing technology such as (but not limited to): self-service kiosks, digital vending machines, smart kitchens, micro markets, coffee stations, water coolers or other automated systems.

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Included in the key benefits and opportunities associated with unattended retail are:

Increased Convenience. Unattended retail offers a higher level of convenience for customers, allowing them to make purchases quickly and easily, 24/7, without having to wait in long lines or interact with a cashier. This convenience can lead to increased customer satisfaction and loyalty.

Reduced Labor Costs. By eliminating the need for human cashiers and attendants, unattended retail can significantly reduce labor costs for businesses. This can help improve profit margins and free up resources for other areas of the business.

Improved Efficiency. Automated systems used in unattended retail can improve operational efficiency by reducing errors and streamlining processes. This can help businesses operate more smoothly and effectively.

Increased Sales. Unattended retail can help businesses increase sales by expanding their reach and accessibility. Self-service kiosks and vending machines can be placed in high-traffic areas, such as malls, airports, and hospitals, and can provide customers with easy access to products and services.

Data Insights. Unattended retail systems can provide businesses with valuable data insights into customer behavior, preferences, and purchasing habits. This data can be used to inform marketing strategies and improve overall business operations.

Flexibility. Unattended retail can be adapted to a wide range of products and services, including food and beverage, electronics, personal care products, and more. This flexibility allows businesses to tailor their offerings to the specific needs and preferences of their customers.

The Current State of Unattended Retail Industry

Unattended retail, also known as self-service retail, is an emerging trend in the retail industry that has gained significant traction in recent years. The COVID-19 pandemic has further accelerated the adoption of unattended retail, as consumers are increasingly looking for contactless and convenient shopping experiences.

In North America, unattended retail is experiencing strong growth, driven by the increasing popularity of vending machines, self-service kiosks, and other automated systems. According to a recent report by Markets and Markets, the North American unattended retail market is expected to grow from $13.3 billion in 2020 to $18.4 billion by 2025, at a CAGR of 6.7%.

From a global perspective, unattended retail is also seeing significant growth, with Asia Pacific being the fastest-growing region. According to a report by Research and Markets, the global unattended retail market is expected to grow from $11.5 billion in 2020 to $18.4 billion by 2025, at a CAGR of 9.9%. The report also highlights that vending machines are the most popular type of unattended retail, accounting for more than 50% of the global market.

The rise of unattended retail is driven by several factors, including advancements in technology, changing consumer behavior, and the need for cost-efficient and contactless retail solutions. However, there are also some challenges that need to be addressed, such as ensuring security and preventing theft, maintaining product quality and freshness, and providing adequate customer support.

How Our Competitors are Leveraging Unattended Retail. Several existing companies in North America and globally are successfully leveraging unattended retail to drive growth and profitability. These companies are implementing various strategies, processes, technologies, and tools to succeed in this competitive market.

One such company is Coca-Cola, which has been expanding its unattended retail business through its partnership with smart vending machine company, Byte Technology. By leveraging Byte's technology and analytics capabilities, Coca-Cola has been able to enhance the customer experience and drive sales growth. The company is also using data insights to optimize its product offerings and pricing strategies.

Another example is Amazon, which has been rapidly expanding its Amazon Go stores across the United States. These stores use advanced computer vision and machine learning technologies to allow customers to shop without checkout lines or cashiers. Amazon is also leveraging its vast customer data to personalize the shopping experience and drive sales growth.

In the global market, companies such as JD.com, Alibaba, and 7-Eleven have been using unattended retail to drive growth and gain a competitive advantage. JD.com, for example, has been leveraging drone technology to deliver products to customers in remote areas, while Alibaba has been expanding its unattended retail business through its Hema supermarkets, which use mobile apps and facial recognition technology to provide a seamless shopping experience.

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Competitors in the unattended retail market are constantly competing to achieve better success. Strategies being implemented include improving product offerings, enhancing customer experiences through innovative technologies, and leveraging data insights to optimize business operations. Some companies are also investing heavily in marketing and branding to increase awareness and customer loyalty.

Technologies and tools being used by companies in the unattended retail market include artificial intelligence (AI) and machine learning, computer vision, robotics, mobile apps, and data analytics platforms. These technologies are being used to enhance the customer experience, optimize inventory management, prevent theft, and improve operational efficiency.

How we Intend to be more Successful than our Competitors. In order to understand how Blue Heaven Coffee intends to be more successful than our competitors, we feel it necessary to start with defining what we confidently consider the most innovative and unique element we have woven into our unattended retail business model:

Programmatic Advertising. Programmatic advertising is a type of digital advertising that uses automated software to buy and sell ad inventory in real-time through an online advertising exchange. It is a highly targeted and data-driven approach to advertising that allows advertisers to reach their desired audience in a more precise and efficient way.

Some of the key features of programmatic advertising include:

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Real-time bidding. Programmatic advertising uses real-time bidding (RTB) to automate the buying and selling of ad inventory in real-time. This allows advertisers to bid on ad inventory and target specific users based on their demographics, interests, and behaviors.

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Data-driven targeting. Programmatic advertising is highly data-driven, meaning that it uses data to inform ad targeting decisions. Advertisers can use data to target users based on their browsing behavior, search history, purchase history, and more.

•	Cross-device targeting. Programmatic advertising allows advertisers to target users across multiple devices, including desktops, laptops, smartphones, and tablets.

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Optimization. Programmatic advertising uses algorithms and machine learning to optimize ad campaigns in real-time. This allows advertisers to improve the performance of their ads and achieve better ROI.

Some of the advantages of programmatic advertising include

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Efficiency. Programmatic advertising is more efficient than traditional advertising methods because it automates the buying and selling of ad inventory. This reduces the need for manual intervention and makes the process faster and more streamlined.

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Precision targeting. Programmatic advertising allows advertisers to target specific users based on their demographics, interests, and behaviors. This makes it easier to reach the right audience with the right message at the right time.

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Real-time optimization. Programmatic advertising uses algorithms and machine learning to optimize ad campaigns in real-time. This means that advertisers can quickly adjust their ads to improve performance and achieve better ROI.

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Cost-effectiveness. Programmatic advertising can be more cost-effective than traditional advertising methods because it allows advertisers to buy ad inventory on a per-impression or per-click basis. This means that advertisers only pay for ads that are actually seen or clicked on by users.

Blue Heaven’s programmatic advertising helps our clients and retailers to reach their target audience and drive traffic to their messaging. By using BHC’s data-driven targeting and real-time bidding, programmatic advertising can deliver highly relevant and personalized ads to customers at the right time and place.

For example, our existing network of healthy snack vending machines use programmatic advertising to target health-conscious consumers with ads that promote the benefits of healthy eating. These ads are delivered to users based on their location, browsing behavior, and other data points.

Overall, programmatic advertising and unattended retail work together to create a seamless and efficient retail experience for our customers, while also driving sales and reducing costs for retailers—giving BHC a unique competitive advantage unlike any model employed by our

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Market Opportunity.

The unattended retail market is projected to grow rapidly in the coming years, driven by changing consumer preferences for convenience and contactless shopping. Our company aims to capitalize on this trend by offering a differentiated and personalized shopping experience that meets the evolving needs of customers.

One of the biggest market opportunities associated with unattended retail is its ability to provide convenience to customers. With unattended retail solutions, customers can make purchases at any time of the day or night, without the need for interaction with a salesperson. This makes unattended retail an ideal solution for businesses that operate in high-traffic areas, such as airports, train stations, and shopping malls, where customers are looking for quick and easy ways to make purchases.

Another market opportunity associated with unattended retail is its ability to provide personalized experiences to customers. By incorporating data analytics and artificial intelligence (AI), businesses can gather insights about their customers' preferences, behaviors, and purchasing habits, and use this information to create more targeted and personalized experiences. For example, a vending machine that sells beauty products could use data to recommend products based on a customer's skin type or hair color.

When it comes to unattended retail that incorporates programmatic advertising, there are even more market opportunities available. By using programmatic advertising, businesses can create more targeted and relevant advertising campaigns, which can help to drive more traffic to their unattended retail locations. For example, a company that sells healthy snacks could use programmatic advertising to target health-conscious customers with ads that promote the benefits of healthy eating, driving more customers to their vending machines.

Programmatic advertising can also help businesses to optimize their advertising spend, by delivering ads to customers who are most likely to make a purchase. By using data analytics and machine learning, programmatic advertising can identify patterns in customer behavior, such as the times of day when customers are most likely to make a purchase and use this information to deliver ads at the most opportune times.

Overall, unattended retail presents a significant market opportunity for businesses looking to reach customers in new and innovative ways. By incorporating programmatic advertising into their unattended retail solutions, businesses can create more targeted and personalized experiences, driving more traffic and increasing revenue.

Our Competitive Advantages and Weaknesses

Our company will differentiate itself from existing players in the unattended retail space by leveraging cutting-edge technology, personalized customer experiences, and data analytics. While companies like Coca-Cola, Amazon, JD.com, Alibaba, and 7-Eleven have a significant presence in the market, we believe our innovative approach and customer-centric focus will enable us to outperform the competition.

For example, Coca-Cola's vending machines offer touchless payment options, but they lack the personalized recommendations and facial recognition capabilities that we will offer. Amazon's Go stores offer a seamless shopping experience, but they require customers to have a smartphone and rely on sensors and cameras to track purchases. JD.com and Alibaba are dominant players in the Chinese market but face significant regulatory and logistical challenges in expanding globally. 7-Eleven has a strong presence in the convenience store space, but our company will offer a more personalized and technology-driven shopping experience.

From a more generalized perspective, BHC’s unattended retail technologies which incorporate programmatic advertising will gain a number of competitive advantages over businesses that do not. Here are some of the key competitive advantages of using programmatic advertising in unattended retail:

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Increased Sales. Programmatic advertising helps BHC to reach more customers and drive more sales. By using data-driven targeting and real-time bidding, programmatic advertising can deliver highly relevant and personalized ads to customers at the right time and place. This increases the likelihood of customers making a purchase, ultimately leading to increased sales.

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Improved Customer Engagement. By using programmatic advertising to deliver personalized and relevant ads, BHC improves customer engagement and loyalty. Customers are more likely to return to a business that provides personalized experiences that are tailored to their needs and preferences.

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More Efficient Advertising Spend. Programmatic advertising helps BHC to optimize their advertising spending, by delivering ads to customers who are most likely to make a purchase. This helps our businesses to reduce waste in their advertising budget and achieve a higher return on investment (ROI).

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Better Targeting. Programmatic advertising helps BHC to target our ads more effectively. By using data analytics and machine learning, programmatic advertising identifies patterns in customer behavior, such as the times of day when customers are most likely to make a purchase. This helps businesses to deliver ads at the most opportune times, increasing the likelihood of a purchase.

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Competitive Advantage: By using programmatic advertising BHC gains a competitive advantage over competitors that do not use this technology. This can help businesses to stand out in a crowded market and attract more customers.

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Increased Automation: Programmatic advertising helps BHC to automate many of our marketing and advertising processes. This reduces the time and resources required to manage advertising campaigns, allowing our staff to focus on other areas of the business.

Our company also faces challenges in maintaining and expanding our operations, including:

•	Our unattended retail brand does not enjoy wide brand name recognition;

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Our operations are subject to risks associated with economic downturns, including those associated with governmental actions that restrict economic activity as occurred during the COVID-19 pandemic response;

•	we possess limited capital; and

•	we have limited personnel.

How Our Competitors are Leveraging Programmatic Advertising. It is important to note that one of the engrained advantages of BHC’s programmatic advertising is it relates specifically to our company owned unattended retail assets. Therefore, the competition so to speak is not represented in a traditional fashion as we are not competing with programmatic advertising and other company’s who do so, but rather we are affiliating ourselves with these existing networks/platforms and offering our technology assets as an additional “screen” to be incorporated into the embedded bidding process. In essence, BHC is competing to offer the most desirable locations, and footprints for the existing established customer base vs. competing for advertising customers—this is a well established network available for turnkey participation.

That being said, BHC has still completed a variety of in-depth research is it pertains to “best-in-class” existing competitors in the space and some of the opportunities to improve upon their existing business model(s), as outlined below:

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Google. As the largest player in the digital advertising space, Google has a significant advantage in terms of resources and reach. They have a wealth of user data and a suite of tools and platforms that make it easy for advertisers to target their ideal customers. However, they have faced criticism for privacy concerns and lack of transparency in their algorithms.

Opportunities for new competitors. A new competitor could differentiate themselves from Google by focusing on transparency and privacy. By providing more visibility into the targeting and bidding process, a new competitor could build trust with advertisers and gain a foothold in the market.

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Facebook. With over 2.8 billion monthly active users, Facebook has a massive audience that advertisers can tap into. They have also invested heavily in their programmatic advertising platform, making it easy for advertisers to create and manage campaigns. However, they have faced scrutiny over their handling of user data and privacy concerns.

Opportunities for new competitors. A new competitor could differentiate themselves from Facebook by offering more robust targeting options or focusing on niche audiences. By providing a more specialized approach to programmatic advertising, a new competitor could appeal to advertisers who are looking for more targeted campaigns.

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Amazon. As one of the largest e-commerce companies in the world, Amazon has a wealth of user data that they can use to inform their programmatic advertising campaigns. They also have a suite of advertising products that allow advertisers to target customers based on their shopping behavior. However, they have faced criticism for their lack of transparency in their bidding process.

Opportunities for new competitors. A new competitor could differentiate themselves from Amazon by offering more transparency in their bidding process or by providing more advanced analytics and reporting tools. By focusing on the data-driven aspects of programmatic advertising, a new competitor could appeal to advertisers who are looking for more insights into their campaigns.

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•

The Trade Desk. As a programmatic advertising platform that focuses on independent agencies, The Trade Desk has carved out a niche for itself in the market. They offer a range of tools and features that make it easy for agencies to create and manage campaigns. However, they have faced criticism for their lack of transparency in their pricing.

Opportunities for new competitors: A new competitor could differentiate themselves from The Trade Desk by offering more transparent pricing or by focusing on specific verticals or niches. By specializing in a particular industry or type of campaign, a new competitor could appeal to advertisers who are looking for more targeted solutions.

In summary, the programmatic advertising industry is highly competitive, with many established players vying for market share. While each competitor has its strengths and weaknesses, there are opportunities for new competitors to differentiate themselves by focusing on transparency, privacy, advanced analytics, or specialized solutions.

Target Markets for Unattended Retail

The best markets to target unattended retail in North America and globally are those with high foot traffic, a need for convenience, and a willingness to adopt new technology. Some examples of such markets include:

•	Transportation hubs. Airports, train stations, and bus terminals are all high-traffic areas where travelers often need quick and convenient access to food, drinks, and other essentials.

•	Office buildings. Unattended retail solutions can provide a convenient option for employees who may not have time to leave the office for lunch or snacks.

•	Universities and colleges. Students are often on-the-go and looking for quick and easy access to food and beverages between classes.

•	Tourist destinations. Popular tourist destinations such as theme parks, museums, and other attractions can benefit from unattended retail solutions that offer convenience and ease of use.

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Residential areas. Unattended retail solutions placed in residential areas, such as apartment buildings or gated communities, can provide residents with easy access to everyday essentials without leaving their homes.

•	Convenience stores. Unattended retail solutions can complement traditional convenience stores by offering additional convenience and 24/7 access to products.

When targeting these markets, it is important to consider factors such as location, consumer behavior, and competition. Unattended retail solutions can offer a competitive advantage by providing convenient and accessible options for consumers, and by leveraging technology to streamline operations and reduce costs.

Marketing and Sales Strategy

Our marketing and sales strategy will be based on a combination of digital and traditional channels, as follows:

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Identification of Target Audience. BHC’s target audience will include a variety of demographics such as (but not limited to): commuters, college students, and professionals who are looking for convenient and personalized coffee experiences. Using customer data and market research, on each occasion we will identify the specific demographics, interests, and behaviors of our target audience.

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Development of a Value Proposition. In every instance BHC develops a compelling value proposition that communicates the unique benefits of our unattended retail and programmatic advertising activations. For example, BHC can offer personalized coffee options using AI technology, making it easy for customers to get their perfect cup of coffee without waiting in line.

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E-Commerce Platform. BHC will expand on our e-commerce platform allowing customers to order products ahead of time remotely, to have it ready for pickup directly on site of an unattended service location. For example, customers will be able to order a coffee to be ready upon their arrival at a local train station for their commute to work.

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Programmatic Advertising. BHC will incorporate our programmatic advertising assets to target our ideal customers with relevant and personalized ads. Use data analytics and machine learning to identify patterns in customer behavior and target them at the most opportune times. For example, target commuters during rush hour or students during exam season.

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Website optimization for SEO. BHC will optimize our website for search engines by using relevant keywords and creating high-quality content. This will help us rank higher in search engine results and attract more organic traffic to our website.

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Leverage Social Media. BHC will use social media platforms like Instagram, Twitter, and Facebook to further build our brand, engage with customers, and promote our unattended retail and programmatic advertising.

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Discounts and Promotions. BHC will offer discounts and promotions to attract new customers and retain existing ones. For example, offer a discount on the first order or create a loyalty program that rewards customers for repeat purchases.

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Partner with Local Businesses. BHC will partner with local businesses and organizations to expand our reach and increase our visibility. For example, partner with a nearby gym or fitness center to offer coffee options to their customers.

By following these steps, BHC will maintain and further build a successful marketing and sales strategy that focuses on unattended retail combined with programmatic advertising. This strategy will help BHC attract new customers, retain existing ones, and stand out in a crowded market.

Why Blue Heaven Coffee?

BHC is a company focused on continuously seeking out and developing innovation solutions and processes to bring the marketplaces of unattended retail and programmatic advertising. We aim to take existing technologies and processes and situate them across a wider array of lucrative locations and activations better syncing and synergizing the inherent potential of these exciting spaces.

BHC seeks to expand its operations within North America (which already include operations in Canada situated in over 30 locations spanning across 4 provinces). BHC intends to follow its North American expansion with sights on international business. Our unique business model, incorporating programmatic advertising with an innovative profit sharing model, sets us leaps and bounds ahead of competitors.

Our 2023 Plan of Business

New Location Launches. We intend to establish new locations for our unattended retail operations, in accordance with the following table.

Milestone	Projected Dates	Details
New Locations Onbourad: VIA Rail Canada Inc. - 20+ Train Stations	Q2 2023 – Q3 2023

BHC will add to its existing network of 30+ train stations brandishing new/additional unattended retail operations in a minimum of 20 additional locations. Each location will be synced with our existing programmatic advertising program, expanding our overall advertising offering and revenue generation.

New Locations Onboard: VIA Rail Canada Inc.-Additional 30 Train Stations	Q3 2023 – Q4 2023	BHC will add an additional 30+ locations.
New Business Milestone: Activation of Canada's first 100+ location coast-to-coast digital advertising network	Q4 2023

BHC will add additional locations, achieving Canada's first network of 100+ interconnected coast-to-coast digital advertising placements. Showcasing over 250 digital advertising screens running 24/7 real time programmatic advertising.

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Existing Blue Heaven Operations

BHC currently has unattended retail operations situated across North America, with a current focus on Canada. Our operations include vending, touchless vending, and unattended kiosks. These operations are situated in over 30 cities spanning 4 separate provinces and offer our existing client basis access to over 20 digital assets for the activation of programmatic advertising.

Our one-year business plan seeks to expand our operations to over 100 cities spanning a coast-to-coast operation within Canada alongside upgrading existing operations to offer our programmatic advertising customers access to over 250 digital assets including but not limited to:

•	Vending Services
•	Smart kitchens
•	Micro Markets
•	Cafe Kiosks
•	Coffee Services
•	Digital Water Coolers

This rapid expansion is readily available through the company’s existing contracts with the Canadian Government (VIA Rail Canada Inc.) this expansion is poised to x10 the company’s existing 7 figure annual revenue by incorporating a significant increase in product sales and advertising revenue.

Digital Vending Machines. Digital touchless vending machines are a type of vending machine that allows customers to make purchases without having to touch the machine's surface. These machines use digital interfaces, such as touchscreens and mobile apps, to enable customers to select and purchase items from a range of products.

The operation of a digital touchless vending machine is simple. First, the customer approaches the machine and selects the desired product from the digital interface. Next, the machine uses sensors and cameras to detect the customer's presence and determine the selected product's availability. If the product is available, the machine dispenses it to the customer, and the customer can then pay for the purchase using a variety of payment methods, including mobile payments, credit cards, or cashless systems such as Apple Pay or Google Wallet.

Digital touchless vending machines have several benefits for unattended retail businesses that incorporate programmatic advertising into their business model. These machines can operate without the need for human intervention, making them ideal for unattended retail locations such as airports, train stations, and shopping malls. They also offer customers a more convenient and personalized shopping experience, allowing them to browse products and make purchases at their own pace and in a touchless manner, which is especially important during the current pandemic.

Additionally, digital touchless vending machines are an excellent platform for programmatic advertising. The machines can display targeted ads based on customer demographics, purchasing habits, and preferences. For example, a customer who frequently purchases coffee from a vending machine may see an ad for a new coffee flavor or brand that they haven't tried before. Programmatic advertising can also be used to promote limited-time offers, promotions, and other incentives to encourage customers to make purchases.

Smart Kitchens. Smart kitchens, also known as automated or robot kitchens, are a type of kitchen that use robotics and artificial intelligence (AI) to prepare and serve food. These kitchens are typically designed to operate without human intervention, with robots performing tasks such as food preparation, cooking, and plating.

The operation of a robot kitchen starts with the customer placing an order through a digital interface, such as a mobile app or touchscreen kiosk. The order is then transmitted to the kitchen's management system, which uses algorithms and AI to schedule and coordinate the necessary tasks to fulfill the order. Robots then take over and perform the tasks required to prepare and cook the food, such as chopping vegetables, grilling meat, and assembling sandwiches or salads. Once the food is ready, it is automatically packaged and delivered to the customer.

Smart kitchens are a natural fit for unattended retail, as they can operate without human intervention, making them ideal for locations where traditional restaurants would not be practical or cost-effective. For example, robot kitchens can be installed in airports, train stations, or other transportation hubs to provide travelers with a quick and convenient meal option. They can also be used in office buildings or university campuses to provide employees and students with a healthy and affordable meal option.

Additionally, smart kitchens can be used as a platform for programmatic advertising. Just like digital touchless vending machines, robot kitchens can display targeted ads based on customer demographics, purchasing habits, and preferences. For example, if a customer frequently orders vegetarian options, the robot kitchen can display ads for new vegetarian dishes or plant-based protein alternatives. Programmatic advertising can also be used to promote loyalty programs or special offers, encouraging customers to return and make additional purchases.

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In summary, smart kitchens are a new and innovative component of the unattended retail model that incorporates programmatic advertising. They offer customers a convenient and personalized meal experience while providing businesses with a platform to display targeted ads and increase revenue.

Micro markets/unattended café kiosks. Micro markets and unattended café kiosk are self-service retail spaces that offer a wide range of products, such as snacks, beverages, and pre-packaged meals. They are typically located in high-traffic areas such as office buildings, hospitals, and university campuses. Unlike traditional vending machines, micro markets are not limited to a specific product selection, and customers can browse and select items using a touchscreen kiosk or mobile app.

The operation of a micro market begins with the installation of a kiosk, which serves as the customer interface for browsing and selecting products. The kiosk is connected to a central management system that tracks inventory, sales, and customer transactions. The system can be programmed to monitor inventory levels and automatically reorder products when they run low.

Micro markets are a natural fit for unattended retail, as they can operate without the need for an attendant, providing a cost-effective and convenient option for customers. They can also be customized to meet the specific needs of the location and customer demographic, offering a personalized shopping experience.

Programmatic advertising can be integrated into micro markets to display targeted ads based on customer demographics, purchasing habits, and preferences. For example, if a customer frequently purchases energy drinks, the micro market can display ads for new energy drink brands or flavors. Programmatic advertising can also be used to promote loyalty programs or special offers, encouraging customers to return and make additional purchases.

In summary, micro markets are a type of unattended retail that provides customers with a self-service shopping experience. They can be customized to meet the specific needs of the location and customer demographic and can incorporate programmatic advertising to display targeted ads and increase revenue.

Blue Heaven Coffee Long-Term Plans for 2023 and Beyond

BHC has focused its long-term plans on the aggressive expansion of its unattended retail and programmatic advertising operations across North America. BHC’s existing contract with the Canadian Government, grants access to a potential of over 450 locations nation-wide, it is BHC’s intent to build upon the intended 100+ location 2023 expansion into all additional 300+ locations creating the nation’s largest single-controlled coast-to-coast digital advertising network. In addition, BHC seeks to expand into a variety of additional locations across North America including but not limited to: airports, hospitals, office buildings, shopping malls and convention centers. Our company seeks to build a comprehensive international digital advertising network providing clients and customers with unique products, profit sharing and innovative advertising solutions.

Intellectual Property

In General. We regard our rights to intellectual property pertaining to our business know-how as having significant value and as being an important factor in the marketing of our products. Our policy is to establish, enforce and protect our intellectual property rights using the intellectual property laws.

Patents. Currently, we own no interest in any patent or patent application. Due to such lack of patent protection, our company may be unable to defend our rights to such intellectual property.

Trademarks. We are the owner of several trademarks, though none has been registered. We intend to register our trademarks in the U.S. and Canada in the near future.

Government Regulation

Our BHC operations are subject to a limited variety of local, provincial and Canadian federal regulations. However, we do not view such regulations as having a significant impact on our business. However, circumstances in this regard are subject to change.

Litigation

We have no current, pending or threatened legal proceedings or administrative actions either by or against us that could have a material effect on our business, financial condition, or operations and any current, past or pending trading suspensions.

Facilities

Our corporate headquarters are currently located in a shared-office facility, which we believe to be adequate for our current level of operations. Our Canadian operations are headquartered in a 10,000 square foot office/warehouse facility located in Etobicoke, Ontario, Canada. In addition, we lease five smaller warehouse facilities of approximately 1,000 square feet located in London, Toronto and Ottawa, Ontario, Quebec City, Quebec, and Halifax, Nova Scotia. We also lease three facilities in Belleville, London and Windsor, Ontario, in which we operate three full cafes.

Employees

As of the date of this Offering Circular, we have 10 full-time employees. None of our employees is represented by a union. We believe our employee relations to be excellent.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Basis of Presentation

Effective March 22, 2023, our company acquired Blue Heaven Coffee, Inc., an Ontario, Canada, corporation (BHC), a provider of unattended and attended retail and digital advertising solutions.

Until our acquisition of BHC, our company identified itself as a “shell company.” Effective with our acquisition of BHC on March 22, 2023, our company ceased to be a “shell company.”

Because our company was a “shell company” for several years prior to March 21, 2023, the date we acquired BHC, this section presents information concerning BHC for the periods and as of the dates indicated. This information includes BHC’s financial results, as well as narrative descriptions thereof. In addition, where appropriate, this section presents pro forma financial information, which assumes our company’s acquisition of BHC had occurred on certain prior dates, as indicated.

Results of Operations

Our Company – Six Months Ended February 28, 2023 and 2022. During both periods, our company was a “shell company” and had no operations and nominal assets. For the six months ended February 28, 2023, we incurred operating expenses of $973,009 (unaudited) and reported a net loss of $986,621 (unaudited). For the six months ended February 28, 2022, we incurred operating expenses of $10,639 (unaudited), resulting in a net loss of $10,639 (unaudited). The increase in our operating expenses for the six months ended February 28, 2023, is primarily attributable to the issuance of shares of common stock for services in the amount of $814,948.

BHC – Three Months Ended February 28, 2023 and 2022. During the three months ended February 28, 2023 and 2022, BHC generated $1,667,180 (unaudited) and $755,169 (unaudited), respectively, in revenues, with a cost of goods sold of $216,050 (unaudited) and $62,100 (unaudited), respectively, resulting in a gross profit of $1,451,130 (unaudited) and $693,069 (unaudited), respectively.

During the three months ended February 28, 2023, BHC incurred operating expenses of $431,527 (unaudited), other expense of $76,767 (unaudited) and provision for income taxes of $141,425 (unaudited), resulting in a net profit of $801,411 (unaudited). During the three months ended February 28, 2022, BHC incurred operating expenses of $170,670 (unaudited), other expense of $71,454 (unaudited) and provision for income taxes of $67,642 (unaudited), resulting in a net profit of $383,303 (unaudited).

With the completion of the BHC acquisition in March 2023, we expect that our revenues will increase from quarter to quarter for the foreseeable future, as we add unattended retail locations and establish our planned digital advertising business. However, we cannot predict the levels of our future revenues.

Our Company – Years Ended August 31, 2022 and 2021. During both years, our company was a “shell company” and had no operations and nominal assets. For the year ended August 31, 2022, we incurred operating expenses of $764,563 (unaudited), resulting in a net loss of $764,563 (unaudited). For the year ended August 31, 2021, we incurred operating expenses of $1,755 (unaudited), resulting in a net loss of $1,755 (unaudited). The increase in our operating expenses for the year ended August 31, 2022, is primarily attributable to the issuance of shares of common stock for services in the amount of $750,126.

BHC – Twelve Months Ended November 30, 2022 and 2021. During the twelve months ended November 30, 2022 and 2021, BHC generated $1,607,098 (unaudited) and $643,680 (unaudited), respectively, in revenues, with a cost of goods sold of $206,070 (unaudited) and $55,015 (unaudited), respectively, resulting in a gross profit of $1,401,028 (unaudited) and $588,665 (unaudited), respectively.

During the twelve months ended November 30, 2022, BHC incurred operating expenses of $383,697 (unaudited), with a net profit of $610,321 (unaudited). During the twelve months ended November 30, 2021, BHC incurred operating expenses of $159,270 (unaudited), with a net profit of $118,639 (unaudited).

With the completion of the BHC acquisition in March 2023, we expect that our revenues will increase from quarter to quarter for the foreseeable future, as we add unattended retail locations and establish our planned digital advertising business. However, we cannot predict the levels of our future revenues.

Year Ended August 31, 2022, Pro Forma. On a combined basis during the year ended August 31, 2022, our company and BHC generated $1,607,098 (unaudited) in revenues and experienced a net loss of $154,387 (unaudited), due to our company’s net loss of $764,563 which offset BHC’s’s net profit of $610,321 (unaudited).

Our 2023 Plan of Operation

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

New Location Launches. We intend to establish new locations for our unattended retail operations, in accordance with the following table.

Milestone	Projected Dates	Details
New Locations Onbourad: VIA Rail Canada Inc. - 20+ Train Stations	Q2 2023 – Q3 2023

BHC will add to its existing network of 30+ train stations brandishing new/additional unattended retail operations in a minimum of 20 additional locations. Each location will be synced with our existing programmatic advertising program, expanding our overall advertising offering and revenue generation.

New Locations Onboard: VIA Rail Canada Inc.-Additional 30 Train Stations	Q3 2023 – Q4 2023	BHC will add an additional 30+ locations.
New Business Milestone: Activation of Canada's first 100+ location coast-to-coast digital advertising network	Q4 2023

BHC will add additional locations, achieving Canada's first network of 100+ interconnected coast-to-coast digital advertising placements. Showcasing over 250 digital advertising screens running 24/7 real time programmatic advertising.

BHC currently has unattended retail operations situated across North America, with a current focus on Canada. Our operations include vending, touchless vending, and unattended kiosks. These operations are situated in over 30 cities spanning 4 separate provinces and offer our existing client basis access to over 20 digital assets for the activation of programmatic advertising.

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Our one-year business plan seeks to expand our operations to over 100 cities spanning a coast-to-coast operation within Canada alongside upgrading existing operations to offer our programmatic advertising customers access to over 250 digital assets including but not limited to:

•	Vending Services
•	Smart kitchens
•	Micro Markets
•	Cafe Kiosks
•	Coffee Services
•	Digital Water Coolers

This rapid expansion is readily available through the company’s existing contracts with the Canadian Government (VIA Rail Canada Inc.) this expansion is poised to x10 the company’s existing 7 figure annual revenue by incorporating a significant increase in product sales and advertising revenue.

Digital Vending Machines. Digital touchless vending machines are a type of vending machine that allows customers to make purchases without having to touch the machine's surface. These machines use digital interfaces, such as touchscreens and mobile apps, to enable customers to select and purchase items from a range of products.

The operation of a digital touchless vending machine is simple. First, the customer approaches the machine and selects the desired product from the digital interface. Next, the machine uses sensors and cameras to detect the customer's presence and determine the selected product's availability. If the product is available, the machine dispenses it to the customer, and the customer can then pay for the purchase using a variety of payment methods, including mobile payments, credit cards, or cashless systems such as Apple Pay or Google Wallet.

Digital touchless vending machines have several benefits for unattended retail businesses that incorporate programmatic advertising into their business model. These machines can operate without the need for human intervention, making them ideal for unattended retail locations such as airports, train stations, and shopping malls. They also offer customers a more convenient and personalized shopping experience, allowing them to browse products and make purchases at their own pace and in a touchless manner, which is especially important during the current pandemic.

Additionally, digital touchless vending machines are an excellent platform for programmatic advertising. The machines can display targeted ads based on customer demographics, purchasing habits, and preferences. For example, a customer who frequently purchases coffee from a vending machine may see an ad for a new coffee flavor or brand that they haven't tried before. Programmatic advertising can also be used to promote limited-time offers, promotions, and other incentives to encourage customers to make purchases.

Smart Kitchens. Smart kitchens, also known as automated or robot kitchens, are a type of kitchen that use robotics and artificial intelligence (AI) to prepare and serve food. These kitchens are typically designed to operate without human intervention, with robots performing tasks such as food preparation, cooking, and plating.

The operation of a robot kitchen starts with the customer placing an order through a digital interface, such as a mobile app or touchscreen kiosk. The order is then transmitted to the kitchen's management system, which uses algorithms and AI to schedule and coordinate the necessary tasks to fulfill the order. Robots then take over and perform the tasks required to prepare and cook the food, such as chopping vegetables, grilling meat, and assembling sandwiches or salads. Once the food is ready, it is automatically packaged and delivered to the customer.

Smart kitchens are a natural fit for unattended retail, as they can operate without human intervention, making them ideal for locations where traditional restaurants would not be practical or cost-effective. For example, robot kitchens can be installed in airports, train stations, or other transportation hubs to provide travelers with a quick and convenient meal option. They can also be used in office buildings or university campuses to provide employees and students with a healthy and affordable meal option.

Additionally, smart kitchens can be used as a platform for programmatic advertising. Just like digital touchless vending machines, robot kitchens can display targeted ads based on customer demographics, purchasing habits, and preferences. For example, if a customer frequently orders vegetarian options, the robot kitchen can display ads for new vegetarian dishes or plant-based protein alternatives. Programmatic advertising can also be used to promote loyalty programs or special offers, encouraging customers to return and make additional purchases.

In summary, smart kitchens are a new and innovative component of the unattended retail model that incorporates programmatic advertising. They offer customers a convenient and personalized meal experience while providing businesses with a platform to display targeted ads and increase revenue.

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Micro markets/unattended café kiosks. Micro markets and unattended café kiosk are self-service retail spaces that offer a wide range of products, such as snacks, beverages, and pre-packaged meals. They are typically located in high-traffic areas such as office buildings, hospitals, and university campuses. Unlike traditional vending machines, micro markets are not limited to a specific product selection, and customers can browse and select items using a touchscreen kiosk or mobile app.

The operation of a micro market begins with the installation of a kiosk, which serves as the customer interface for browsing and selecting products. The kiosk is connected to a central management system that tracks inventory, sales, and customer transactions. The system can be programmed to monitor inventory levels and automatically reorder products when they run low.

Micro markets are a natural fit for unattended retail, as they can operate without the need for an attendant, providing a cost-effective and convenient option for customers. They can also be customized to meet the specific needs of the location and customer demographic, offering a personalized shopping experience.

Programmatic advertising can be integrated into micro markets to display targeted ads based on customer demographics, purchasing habits, and preferences. For example, if a customer frequently purchases energy drinks, the micro market can display ads for new energy drink brands or flavors. Programmatic advertising can also be used to promote loyalty programs or special offers, encouraging customers to return and make additional purchases.

In summary, micro markets are a type of unattended retail that provides customers with a self-service shopping experience. They can be customized to meet the specific needs of the location and customer demographic and can incorporate programmatic advertising to display targeted ads and increase revenue.

Financial Condition, Liquidity and Capital Resources

Our Company – February 28, 2023. At February 28, 2023, our company possessed no cash and had a working capital deficit of $184,955 (unaudited) compared to no cash and a working capital deficit of $13,282 (unaudited) at August 31, 2022.

With BHC having become our subsidiary, our company’s current cash position of approximately $850,000 is adequate for our company to maintain its present level of operations through the remainder 2023. However, we must obtain additional capital from third parties, including in this offering, to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital, including through this offering.

BHC – February 28, 2023. At February 28, 2023, BHC had $910,000 (unaudited) in cash and working capital of $1,513,553 (unaudited), compared to $855,000 (unaudited) in cash and working capital of $643,500 (unaudited) at November 30, 2022.

August 31, 2022, Pro Forma. On a combined basis, our company and BHC had cash of $855,00 (unaudited) and working capital of $1,328,598 (unaudited) at February 28, 2023.

Convertible Promissory Note

As of February 28, 2023, we had a single outstanding convertible note, as indicated in the table below.

Date of Note Issuance	Outstanding Balance	Principal Amount at Issuance	Accrued Interest	Maturity Date	Conversion Terms	Name of Noteholder	Reason for Issuance
12/12/2022	$153,205	$150,000	$3,205	3/31/2024	Conversion Price: discount of 30% to lowest trading price of our common stock for the 15 days prior to conversion.	PIPE QOF, Inc (Andrew Van Noy)	Consulting services

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any significant long-term obligations that require us to make monthly cash payments.

Capital Expenditures

Without proceeds from this offering, we do not expect to make capital expenditures during the next twelve months.

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COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which our company operates.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

                The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
Justin De Four	33	Chief Executive Officer, Secretary and Director
Benjamin Oates	43	Interim Chief Financial Officer

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. There exist no family relationships among our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Justin De Four became our Chief Executive Officer, Secretary and Sole Director in March 2023, upon our acquisition of Blue Heaven Coffee, Inc. Since 2020, Mr. De Four has been the Chairman and CEO of BioLife Sciences, Inc., a publicly-traded company (symbol: BLFE) that is a commercialization accelerator, licensor and developer of innovative and disruptive technologies for the healthcare, beauty, food and beverage industries. Mr. De Four holds extensive experience with start-ups, retail, entertainment and technology; he is responsible for bringing to BioLife Sciences the expertise and industry know-how required to develop and initiate its unique Mfusion copper infusion process(es). Mr. De Four has successfully led BioLife Sciences through a complete re-branding from its initial roots in the VOIP industry, to one that now specializes in moving innovative products from the lab or small-scale production into wider market adoption.

Benjamin Oates served as our sole officer and director from March 2022 to March 2023. In March 2023, Mr. Oates resigned as director, but remains as our Interim Chief Financial Officer. Since 2010, Mr. Oates has owned and operated Synnestvedt Financial Services. From January through July 2022, he served as Chief Financial Officer of Utah Home Building. From October 2011 through January 2022, Mr. Oates was employed by

PricewaterhouseCoopers Aarata LLC (PwC) in several capacities, including Director, National Quality Organization, Quality Review and Monitoring. Mr. Oates is a Certified Public Accountant licensed in the State of Colorado.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers and directors, their other business interests and their involvement in our company.

Corporate Governance and Director Independence

Our Board has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by our Board. Because we do not have any independent directors, our Board believes that the establishment of committees of our Board would not provide any benefits to our company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor have our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our Board of Directors.

Given our relative size and lack of directors’ and officers’ insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of director nominees.

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As with most small, early-stage companies until such time as our company further develops our business, achieves a revenue base and has sufficient working capital to purchase directors’ and officers’ insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our Board to include one or more independent directors, we intend to establish an audit committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent, and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our Board.

Our Sole Director is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Justin De Four, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. De Four collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

Our Board of Directors has not adopted a Code of Ethics for our company.

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year Ended 8/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Justin De Four (1) Chief Executive Officer and Secretary	2022 2021	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---
Benjamin Oates Interim Chief Financial Officer (Former Chief Financial Officer)	2022 2021	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---

(1) Mr. De Four did not become our Chief Executive Officer until March 2023.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Justin De Four	---	---	---	N/A	N/A	---	---	---	---
Benjamin Oates	---	---	---	N/A	N/A	---	---	---	---

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Outstanding Equity Awards

During our last two fiscal years, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The table below does not give effect to certain events, as follows:

Series A Convertible Preferred Stock Conversion. The table below does not give effect to the issuance of shares of our common stock upon conversion of the outstanding shares of Series A Convertible Preferred Stock, which are owned by our Sole Director, Justin De Four. At any time, Mr. De Four has the right to convert the shares of Series A Convertible Preferred Stock into a total of 10,000,000,000 shares of common stock. The effect of the rights of conversion of the Series A Convertible Preferred Stock is that, upon the conversion, the then-holder of the Series A Convertible Preferred Stock will be issued a number of shares of common stock equal to approximately 90% of the then-outstanding issued and outstanding shares of our common stock. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Dilution—Ownership Dilution”).

In light of the caveats stated in the foregoing paragraphs, the following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof.

	Share Ownership Before This Offering		Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned(1)	Number of Shares Beneficially Owned	% Beneficially Owned(2)	Effective Voting Power
Common Stock
Executive Officers and Directors
Justin De Four Benjamin Oates Officers and directors, as a group (2 persons)	450,000,000 16,550,000 466,550,000	76.27% 2.80% 79.07%	450,000,000 16,550,000 466,550,000	56.96% 2.09% 59.05%	See Note 3 and Note 5
Class A Convertible Preferred Stock(3)(4)
	1,000,000	100%	1,000,000	100%

*	Less than 1%.
(1)	Based on 590,032,572 shares outstanding, before this offering.
(2)	Based on 790,032,572 shares outstanding, assuming the sale of all of the Offered Shares, after this offering.
(3)	The Series A Convertible Preferred Stock has the following voting rights: each share of Series A Convertible Preferred Stock has 100,000 votes. (See Note 4).
(4)	Each share of Series A Convertible Preferred Stock is convertible into 10,000 shares of common stock. (See “Description of Securities—Series B Preferred Stock—Conversion Rights”).
(5)

Due to the superior voting rights of the Series A Convertible Preferred Stock, Justin De Four, our Sole Director and Chief Executive Officer, will be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change in Control

At the close of business on March 21, 2023, there occurred a change in control of the Company, whereby Justin De Four purchased securities representing voting control of our company from ML Squared, LLC and PIPE QOF, Inc. for a total of $51,000 in cash. In conjunction with the change-in control transaction, our former Sole Director, Benjamin Oates, resigned as director and Mr. De Four was appointed as our company’s current Sole Director. In addition, Mr. De Four was appointed as our CEO and Secretary; Mr. Oates remains as our Interim Chief Financial Officer.

Acquisition Transaction

Following the March 21, 2023, change-in-control transaction, and in light of our company’s failure to have established a viable business, our Board of Directors adopted a new business model for our company, to wit: effective March 22, 2023, we acquired Blue Heaven Coffee, Inc., an Ontario, Canada, corporation (BHC), a leading provider of unattended and attended retail and digital advertising solutions. In the acquisition, we issued 450,000,000 shares of our common stock to the owner of Blue Heaven, Justin De Four, our Sole Director and Chief Executive Officer. The Board of Directors did not employ any standard valuation model in determining the number of shares of our common stock issued in the acquisition of BHC.

On the date of acquisition of BHC, our company ceased being a “shell company.” BHC is a provider of unattended and attended retail and digital advertising solutions. BHC specializes in providing client tailored, profit-driven solutions backed by innovative technologies (powered in part by breakthrough artificial intelligence), state of the art equipment, and top-notch service and support.

Series A Convertible Preferred Stock

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas. Newlan Law Firm, PLLC owns no securities of our company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

34

Blue Heaven Coffee, Inc.

Blue Heaven Coffee, Inc. (formerly Canopus BioPharma, Inc.)

Unaudited Pro Forma Financial Statements

Unaudited Pro Forma Balance Sheet at August 31, 2022	F-33
Unaudited Pro Forma Statement of Operations for the Year Ended August 31, 2022	F-34
Notes to Unaudited Pro Forma Financial Statements	F-35

F-1

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Consolidated Balance Sheets

(unaudited)

	February 28, 2023	August 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,153	$4,215
Stock subscription receivable	---	---
Accounts receivable	---	---
Total Current Assets	6,153	4,215
TOTAL ASSETS	$6,153	$4,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$7,225	$7,225
Notes payable	183,883	10,272
TOTAL CURRENT LIABILITIES	191,108	17,497

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.00001 par value, 20,000,000 shares authorized, 1,000,000 shares issued and outstanding	$10	$10
Common stock, $.00001 par value, 480,000,000 shares authorized, 140,032,572 and 122,097,572 shares outstanding, respectively	1,401	1,221
Additional paid-in capital	1,566,718	751,950
Retained deficit	(1,753,084)	(766,463)
Total stockholders’ equity (deficit)	(184,955)	(13,282)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,153	$4,215

The accompanying notes are an integral part of these unaudited financial statements.

F-2

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Consolidated Income Statement

(unaudited)

	For the Three Months Ended February 28,				For the Six Months Ended February 28,
	2023		2022		2023		2022
REVENUE	$	---	$	---	$	---	$	---
COST OF REVENUE		---		---		---		---
Gross profit		---		---		---		---
OPERATING EXPENSES
Salaries and outside services		183,438		---		964,948		---
Selling, general and administrative expenses		7,021		3,642		8,061		10,639
Depreciation and amortization		---		---		---		---
TOTAL OPERATING EXPENSES		190,459		3,642		973,009		10,639
INCOME (LOSS) FROM OPERATIONS BEFORE OTHER INCOME AND TAXES		(190,459)		(3,642)		(973,009)		(10,639)
OTHER INCOME (EXPENSE)
Other expense		---		---		---		---
Interest expense		(13,448)		---		(13,612)		---
TOTAL OTHER INCOME (EXPENSE)		(13,448)		---		(13,612)		--
INCOME (LOSS) FROM OPERATIONS BEFORE PROVISION FOR TAXES		(203,947)		(3,642)		(986,621)		(10,639)
PROVISION (BENEFIT) FOR INCOME TAX		---		---		---		---
NET INCOME (LOSS)		(203,947)		(3,642)		(986,621)		(10,639)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS		$(203,947)		$(3,642)		$(986,621)		$(10,639)

NET LOSS PER COMMON SHARE
Basic	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	139,898,392	107,158,808	133,169,589	103,765,905
Diluted	139,898,392	107,158,808	133,169,589	103,765,905

The accompanying notes are an integral part of these unaudited financial statements.

F-3

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

(unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Totals

Six Months Ended February 28, 2022

Balance, August 31, 2021 (unaudited)	1,000,000	$10	100,447,572	$1,004	$1,641	$(1,755)	$900
Net loss	---	---	---	---	---	(6,997)	(6,997)
Balance, November 30, 2021 (unaudited)	1,000,000	10	100,447,572	1,004	1,641	(8,752)	(6,097)
Issuances of common shares for cash	---	---	4,000,000	40	360	---	400
Issuances of common shares for services	---	---	7,650,000	77	325,049	---	325,126
Net loss	---	---	---	---	---	(328,768)	(328,768)
Balance, February 28, 2022 (unaudited)	1,000,000	10	112,097,572	1,121	327,050	(337,519)	(9,338)

Six Months Ended February 28, 2023

Balance, August 31, 2022	1,000,000	10	122,097,572	1,221	751,950	(766,463)	(13,282)
Issuances of common shares for services	---	---	17,082,000	171	781,339	---	781,510
Net loss	---	---	--	---	---	(782,674)	(782,674)
Balance, November 30, 2022 (unaudited)	1,000,000	10	139,179,572	1,392	1,533,289	(1,549,137)	(14,446)
Issuances of common shares for services	---	---	853,000	9	33,429	---	33,438
Net loss	---	---	---	---	---	(203,947)	(203,947)
Balance, February 28, 2023 (unaudited)	1,000,000	$10	140,032,572	$1,401	$1,566,718	$(1,753,084)	$(184,955)

The accompanying notes are an integral part of these unaudited financial statements.

F-4

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended February 28, 2023	Six Months Ended February 28, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from operations	$(986,621)	$(6,997)
Adjustments to reconcile net income to net cash used/provided by operating activities:
Non-cash compensation expense	814,948	---
Changes in operating assets and liabilities
Accounts receivable	---	450
Accrued expenses	13,611	7,225
Net cash used in operating activities	(158,062)	678
CASH FLOWS FROM INVESTING ACTIVITIES
No investing activities during the period	---	---
Net cash provided by investing activities	---	---
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares of common stock for cash	---	---
Issuance of promissory note	10,000	---
Issuance of convertible note	150,000	---
Net cash provided by financing activities	160,000	---
Net increase (decrease) in cash	1,938	678
Cash, at beginning of period	4,215	450
Cash, at end of period	$6,153	$1,128

The accompanying notes are an integral part of these unaudited financial statements.

F-5

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Notes to Unaudited Financial Statements

February 28, 2023

1. ORGANIZATION AND LINE OF BUSINESS

Organization

Canopus Biopharma, Inc., a Nevada corporation incorporated on August 17, 2021 as the result of a redomicile of CBIA, Inc, an Oklahoma corporation organized on August 2, 2021, is engaged in the business of seeking out a favorable acquisition.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. As of February 28, 2023, the Company had few assets, liabilities, and no revenue, and has historically reported net losses, and no operations, which raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion. The Company has obtained funds from its lenders and investors since its inception through February 28, 2023. It is management’s plan to generate additional working capital from increasing sales from the Company’s service offerings, in addition to acquiring profitable companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s Consolidated Financial Statements. The Consolidated Financial Statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the Consolidated Financial Statements.

Accounts Receivable

The Company has not yet extended credit to its customers. Accounts receivable are customer obligations due under normal trade terms. Once the Company resumes offering credit to its customers, we will perform continuing credit evaluations of our customers’ financial condition. Management will review accounts receivable on a regular basis, based on contractual terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company will include any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable would be written off. The balance of the allowance account at February 28, 2023 and August 31, 2022 were both zero.

F-6

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Since the Company has limited operations, estimates are primarily used in measuring liabilities, fair value assumptions in accounting for business combinations and analyzing goodwill, intangible assets, and long-lived asset impairments and adjustments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of February 28, 2023, the Company had a cash balance of $6,153.

Property and Equipment

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

Furniture, fixtures & equipment	7 Years
Computer equipment	5 Years
Commerce server	5 Years
Computer software	3 - 5 Years
Leasehold improvements	Length of the lease

Since the Company had no depreciable assets, depreciation expense was zero for the quarter ended February 28, 2023.

Revenue Recognition

During the period, the Company had no revenue. However, when we do record revenue, it will be in accordance with ASC 606. The deferred revenue and customer deposits as of February 28, 2023, and August 31, 2022 were both zero.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were zero for the quarter ended February 28, 2023.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising cost was zero for the quarter ended February 28, 2023.

Fair value of financial instruments

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

F-7

ASC Topic 820 established a nine-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

Stock-Based Compensation

As of February 28, 2023, the Company had no stock-based compensation arrangements. However, if issued, the Company will address the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The transactions will be accounted for using a fair-value-based method and recognized as expenses in our statement of operations.

Stock-based compensation expense recognized during the period will be based on the value of the portion of stock-based payment awards that is ultimately expected to vest. The stock-based compensation expense recognized in the consolidated statements of operations during the quarter ended February 28, 2023 was zero.

Basic and Diluted Net Income (Loss) per Share Calculations

Income (Loss) per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

For the quarter ended February 28, 2023, the Company has excluded 1,000,000 shares of Series A Preferred stock convertible into 10,000,000,000 shares of common stock, because the impact on the loss per share is anti-dilutive. Dilutive per share amounts are computed using the weighted-average number of common shares outstanding and potentially dilutive securities, using the treasury stock method if their effect would be dilutive.

Recently Adopted Accounting Pronouncements

The Company does not elect to delay complying with any new or revised accounting standards, but to apply all standards required of public companies, according to those required application dates.

Management reviewed accounting pronouncements issued during the quarter ended February 28, 2023, and no pronouncements were adopted during the period.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (ASU 2016-13) "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

F-8

In January 2017, the FASB issued 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Instead, under this pronouncement, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment change for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects will be considered, if applicable. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized. For the quarter ended February 28, 2023, we used the federal tax rate of 21% in our determination of the deferred tax assets and liabilities balances.

	Quarter Ended February 28, 2023
Current tax provision:
Federal
Taxable income	$	---
Total current tax provision	$	---
Deferred tax provision:
Federal
Loss carryforwards		$(46,504)
Change in valuation allowance		46,504
Total deferred tax provision	$	---

As of February 28, 2023, the Company had approximately $221,448 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2043. The Company provided a valuation allowance equal to the deferred income tax assets for the period from September 1, 2021 to February 28, 2023 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards.

3. REVENUE RECOGNITION

Although the Company currently does not have any revenue, when revenue recognition resumes, the Company will record the transactions in accordance with ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”). In accordance with ASC 606, revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

F-9

The core principles of revenue recognition under ASC 606 includes the following five criteria:

1.	Identify the contract with the customer

Contract with our customers may be oral, written, or implied. A written and signed contract stating the terms and conditions is the preferred method and is consistent with most customers. The terms of a written contract may be contained within the body of an email, during which proposals are made and campaign plans are outlined, or it may be a stand-alone document signed by both parties. Contracts that are oral in nature are consummated in status and pitch meetings and may be later followed up with an email detailing the terms of the arrangement, along with a proposal document. No work is commenced without an understanding between the Company and our customers, that a valid contract exists.

2.	Identify the performance obligations in the contract

Our sales and account management teams define the scope of services to be offered, to ensure all parties are in agreement and obligations are being delivered to the customer as promised. The performance obligation may not be fully identified in 4a mutually signed contract, but may be outlined in email correspondence, face-to-face meetings, additional proposals or scopes of work, or phone conversations.

3.	Determine the transaction price

Pricing is discussed and identified by the operations team prior to submitting a proposal to the customer. Based on the obligation presented, third-party service pricing is established, and time and labor are estimated, to determine the most accurate transaction pricing for our customer. Price is subject to change upon agreed parties, and could be fixed or variable, milestone focused or time and materials.

4.	Allocate the transaction price to the performance obligations in the contract
If a contract involves multiple obligations, the transaction pricing is allocated accordingly, during the performance obligation phase (criteria 2 above).

5.	Recognize revenue when (or as) we satisfy a performance obligation
The Company will evaluate the performance obligations as revenue recognition materializes.

4. LIQUIDITY AND OPERATIONS

The Company had a net loss of $986,621 for the six months ended February 28, 2023, and net cash used in operating activities of $158,062.

As of February 28, 2023, the Company did not have short-term borrowing relationship with any lenders.

While the Company hopes that its capital needs in the foreseeable future may be met by operations, there is no assurance that the Company will be able to generate enough positive cash flow to finance its growth and business operations in which event, the Company may need to seek outside sources of capital. There can be no assurance that such capital will be available on terms that are favorable to the Company or at all.

5. INTANGIBLE ASSETS

As of February 28, 2023, the Company had no goodwill or intangible assets.

6. CAPITAL STOCK

At February 28, 2023 and August 31, 2021, the Company’s authorized stock consists of 480,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value of $0.00001 per share. The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. The conversion of certain outstanding preferred stock could have a significant impact on our common stockholders.

Common Stock

As of February 28, 2023, there were 140,032,572 shares of common stock outstanding.

Preferred Stock

As of February 28, 2023 there were 1,000,000 shares of Series A Convertible Preferred Stock outstanding. The Series A Convertible Preferred Stock is convertible into 10,000,000,000 shares of Common Stock but have the voting rights of 100,000,000,000 shares.

7. STOCK OPTIONS AND WARRANTS

As of February 28, 2023, no stock options or warrants were outstanding.

8. RELATED PARTIES

None noted.

9. CONCENTRATIONS

None noted.

F-10

10. COMMITMENTS AND CONTINGENCIES

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” Topic 842, which amends the guidance in former ASC Topic 840, Leases (“ASC 840”). The new standard increases transparency and comparability most significantly by requiring the recognition by lessees of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all leases longer than 12 months. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For lessees, leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement, over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on our consolidated balance sheets. Finance leases are included in property and equipment, current liabilities, and long-term liabilities on our consolidated balance sheets. When the Company initiates a lease, we will record the transaction in accordance with ASC 840.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at this time the Company considers to be material to the Company’s business or financial condition.

11. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the quarter ended February 28, 2023, there were no non-cash activities.

During the quarter ended November 30, 2022, there were no non-cash activities.

12. SUBSEQUENT EVENTS

Change in Control

At the close of business on March 21, 2023, there occurred a change in control of the Company, whereby Justin De Four purchased securities representing voting control of the Company from ML Squared, LLC and PIPE QOF, Inc. In conjunction with the change-in control transaction, the Company’s former sole director, Benjamin Oates, resigned as director and Mr. De Four was appointed as the Company’s current sole director. In addition, Mr. De Four was appointed as CEO and Secretary of the Company; Mr. Oates remains as Interim CFO of the Company.

Business Acquisition – New Plan of Business

Following the change-in-control transaction, and in light of the Company’s failure to establish a viable business, the Board of Directors adopted a new business model for the Company, to wit: effective March 22, 2023, the Company acquired Blue Heaven Coffee, Inc., an Ontario, Canada, corporation (“Blue Heaven”), a leading provider of unattended and attended retail and digital advertising solutions. In the acquisition, the Company issued 450,000,000 shares of its common stock to the owner of Blue Heaven, Justin De Four, the Company’s new Sole Director and CEO.

On the date of acquisition of Blue Heaven, the Company ceased being a “shell company.” The Company, through Blue Heaven Coffee, Inc., d/b/a Blue Heaven Café (BHC), is one of North America's leading providers of unattended and attended retail and digital advertising solutions. BHC specializes in providing client tailored, profit-driven solutions backed by innovative technologies (powered in part by breakthrough Artificial Intelligence), state of the art equipment, and top-notch service and support.

BHC specializes in a breakthrough business model, anchored to cutting edge digital advertising solutions:

-

Our fleet of automated retail devices are all connected and managed via a single platform allowing us to offer cutting edge access to programmatic advertising revenue (in a turnkey fashion) allowing us to offer our clients not only stellar service, products, and technologies but also an avenue by which they can profit share, tapping into the vast and lucrative world of programmatic marketing revenue. We empower our clients to create meaningful value beyond the basic framework of unattended retail, by leveraging our existing relationships, knowledge and experience.

BHC specializes in the fusion of digital advertising platforms with services such as (but not limited to):

-	Vending Services: Providing hot beverages, snacks, food, grab-&-go items and more through state of the art remotely monitored vending machines including touchless all digital units.

-	Robot Kitchens: Unattended cutting edge self automated kitchen installations capable of sophisticated food preparations with high volume outputs

-	Micro Markets: Unattended self-checkout solutions that enable consumers to shop in a store like setting.

-

Cafe Kiosks: Attended grab-&-go kiosks specializing in premium Blue Mountain Coffee(s) a wide variety of consumer products and various consumer services such as (lottery, ATMs, wine racks, postal services etc.)

-

Workplace Coffee Services: Blue Heaven Café Express installations will offer your work environment a turnkey coffee, snack and grab-&-go experience fully customizable to your needs and showcasing our 100% Blue Mountain Coffee.

-

Digital Water Coolers: Premium water solutions including sparkling, alkaline and infused water services. BHC is anchored to a never-ending pursuit to offer customers the very best technology, products and services available. Common Stock Issued In Acquisition In the acquisition of Blue Heaven, the Company issued 450,000,000 shares of its common stock to the owner of Blue Heaven, Justin De Four, the Company’s new Sole Director and CEO.

F-11

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Consolidated Balance Sheets

(unaudited)

	August 31, 2022	August 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,215	$	---
Stock subscription receivable	---		450
Accounts receivable	---		450
Total Current Assets	4,215		900
TOTAL ASSETS	$4,215		$900

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$7,225	$	---
Notes payable	10,272		---
TOTAL CURRENT LIABILITIES	17,497		---

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.00001 par value, 20,000,000 shares authorized, 1,000,000 shares issued and outstanding	$10	$10
Common stock, $.00001 par value, 480,000,000 shares authorized, 140,032,572 and 122,097,572 shares outstanding, respectively	1,221	1,004
Additional paid-in capital	751,950	1,641
Retained deficit	(766,463)	(1,755)
Total stockholders’ equity (deficit)	(13,282)	900
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,215	$900

The accompanying notes are an integral part of these unaudited financial statements.

F-12

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Consolidated Income Statement

(unaudited)

	Year Ended August 31,
	2022		2021
REVENUE	$	---	$	---
COST OF REVENUE		---		---
Gross profit		---		---
OPERATING EXPENSES
Salaries and outside services		756,026		---
Selling, general and administrative expenses		8,537		1,755
Depreciation and amortization		---		---
TOTAL OPERATING EXPENSES		764,563		1,755
INCOME (LOSS) FROM OPERATIONS BEFORE OTHER INCOME AND TAXES		(764,563)		(1,755)
OTHER INCOME (EXPENSE)
Other expense		---		---
Interest expense		(145)		---
TOTAL OTHER INCOME (EXPENSE)		(145)		--
INCOME (LOSS) FROM OPERATIONS BEFORE PROVISION FOR TAXES		(764,708)		(1,755)
PROVISION (BENEFIT) FOR INCOME TAX		---		---
NET INCOME (LOSS)		(764,708)		(1,755)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS		$(764,708)		$(1,755)

NET LOSS PER COMMON SHARE
Basic	$(0.01)	$(0.00)
Diluted	$(0.01)	$(0.00)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	109,620,786	98,242,572
Diluted	109,620,786	98,242,572

The accompanying notes are an integral part of these unaudited financial statements.

F-13

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

(unaudited)

	Preferred Stock			Common Stock		Additional Paid-in	Accumulated
	Shares	Amount		Shares	Amount	Capital	Deficit	Totals

Year Ended August 31, 2021

Balance, August 31, 2020 (unaudited)	---	$	---	98,242,572	$982	$(982)	$ ---	$	---
No equity transactions	---		---	---	---	---	---		---
Balance, November 30, 2020 (unaudited)	---		---	98,242,572	982	(982)	---		---
No equity transactions	---		---	---	---	---	---		---
Balance, February 28, 2021 (unaudited)	---		---	98,242,572	982	(982)	---		---
No equity transactions	---		---	---	---	---	---		---
Balance, May 31, 2021 (unaudited)	---		---	98,242,572	982	(982)	---		---
Common shares issued to custodian	---		---	50,878,714	509	(509)	---		---
Common shares exchanged for preferred stock by custodian	1,000,000		10	(50,878,714)	(509)	499	---		---
Contribution by custodian to cover operating expenses	---		---	---	---	1,755	---		1,755
Shares issued for cash	---		---	2,205,000	22	878	---		900
Net loss	---		---	---	---	---	(1,755)		(1,755)
Balance, August 31, 2021 (unaudited)	1,000,000		10	100,447,572	1,004	1,641	(1,755)		900

Year Ended August 31, 2022

Balance, August 31, 2021 (unaudited)	1,000,000		10	100,447,572	1,004	1,641	(1,755)		900
Net loss	---		---	---	---	---	(6,996)		(6,996)
Balance, November 30, 2021 (unaudited)	1,000,000		10	100,447,572	1,004	1,641	(8,751)		(6,096)
Issuances of common shares for cash	---		---	4,000,000	40	360	---		400
Issuances of common shares for services	---		---	7,650,000	77	325,049	---		325,126
Net loss	---		---	---	---	---	(328,768)		(328,768)
Balance February 28, 2022 (unaudited)	1,000,000		10	112,097,572	1,121	327,050	(337,519)		(9,338)
Issuances of common shares for services	---		---	10,000,000	100	424,900	---		425,000
Net loss	---		---	---	---	---	(425,226)		(425,226)
Balance, May 31, 2022 (unaudited)	1,000,000		10	122,097,572	1,221	751,950	(762,745)		(9,564)
Net loss	---		---	---	---	---	(3,718)		(3,718)
Balance, August 31, 2022 (unaudited)	1,000,000		$10	122,097,572	$1,221	$751,950	$(766,463)		$(13,282)

The accompanying notes are an integral part of these unaudited financial statements.

F-14

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Year Ended August 31, 2022	Year Ended August 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from operations	$(764,708)	$	---
Adjustments to reconcile net income to net cash used/provided by operating activities:
Non-cash compensation expense	750,126		---
Changes in operating assets and liabilities
Accounts receivable	900		---
Accrued expenses	7,497		---
Net cash used in operating activities	(6,158)		---
CASH FLOWS FROM INVESTING ACTIVITIES
No investing activities during the period	---		---
Net cash provided by investing activities	---		---
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares of common stock for cash	400		---
Issuance of promissory note	10,000		---
Net cash provided by financing activities	10,400		---
Net increase (decrease) in cash	4,215		---
Cash, at beginning of period	---		---
Cash, at end of period	$4,215	$	---

Supplemental Non–Cash Disclosure
Cash paid for interest	$	---	$	---
Cash paid for taxes	$	---	$	---

The accompanying notes are an integral part of these unaudited financial statements.

F-15

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.

Notes to Unaudited Financial Statements

August 31, 2022

1. ORGANIZATION AND LINE OF BUSINESS

Organization

Canopus Biopharma, Inc., a Nevada corporation incorporated on August 17, 2021 as the result of a redomicile of CBIA, Inc, an Oklahoma corporation organized on August 2, 2021, is engaged in the business of seeking out a favorable acquisition.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. As of August 31, 2022, the Company had few assets, liabilities, and no revenue, and has historically reported net losses, and no operations, which raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion. The Company has obtained funds from its lenders and investors since its inception through August 31, 2022. It is management’s plan to generate additional working capital from increasing sales from the Company’s service offerings, in addition to acquiring profitable companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s Consolidated Financial Statements. The Consolidated Financial Statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the Consolidated Financial Statements.

Accounts Receivable

The Company has not yet extended credit to its customers. Accounts receivable are customer obligations due under normal trade terms. Once the Company resumes offering credit to its customers, we will perform continuing credit evaluations of our customers’ financial condition. Management will review accounts receivable on a regular basis, based on contractual terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company will include any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable would be written off. The balance of the allowance account at August 31, 2022 and August 31, 2021 were both zero.

F-16

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Since the Company has limited operations, estimates are primarily used in measuring liabilities, fair value assumptions in accounting for business combinations and analyzing goodwill, intangible assets, and long-lived asset impairments and adjustments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of August 31, 2022, the Company had a cash balance of $4,215.

Property and Equipment

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

Furniture, fixtures & equipment	7 Years
Computer equipment	5 Years
Commerce server	5 Years
Computer software	3 - 5 Years
Leasehold improvements	Length of the lease

Since the Company had no depreciable assets, depreciation expense was zero for the year ended August 31, 2022.

Revenue Recognition

During the period, the Company had no revenue. However, when we do record revenue, it will be in accordance with ASC 606. The deferred revenue and customer deposits as of August 31, 2022, and August 31, 2021 were both zero.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were zero for the year ended August 31, 2022.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising cost was zero for the year ended August 31, 2022.

Fair value of financial instruments

Fair value is defined as the price to sell an asset or transfer a liability, between market participants at the measurement date. Fair value measurements assume that the asset or liability is (1) exchanged in an orderly manner, (2) the exchange is in the principal market for that asset or liability, and (3) the market participants are independent, knowledgeable, able and willing to transact an exchange. Fair value accounting and reporting establishes a framework for measuring fair value by creating a hierarchy for observable independent market inputs and unobservable market assumptions and expands disclosures about fair value measurements. Considerable judgment is required to interpret the market data used to develop fair value estimates. As such, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current exchange. The use of different market assumptions and/or estimation methods could have a material effect on the estimated fair value.

F-17

ASC Topic 820 established a nine-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

Stock-Based Compensation

As of August 31, 2022, the Company had no stock-based compensation arrangements. However, if issued, the Company will address the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The transactions will be accounted for using a fair-value-based method and recognized as expenses in our statement of operations.

Stock-based compensation expense recognized during the period will be based on the value of the portion of stock-based payment awards that is ultimately expected to vest. The stock-based compensation expense recognized in the consolidated statements of operations during the year ended August 31, 2022 was zero.

Basic and Diluted Net Income (Loss) per Share Calculations

Income (Loss) per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

For the year ended August 31, 2022, the Company has excluded 1,000,000 shares of Series A Preferred stock convertible into 10,000,000,000 shares of common stock, because the impact on the loss per share is anti-dilutive. Dilutive per share amounts are computed using the weighted-average number of common shares outstanding and potentially dilutive securities, using the treasury stock method if their effect would be dilutive.

Recently Adopted Accounting Pronouncements

The Company does not elect to delay complying with any new or revised accounting standards, but to apply all standards required of public companies, according to those required application dates.

Management reviewed accounting pronouncements issued during the year ended August 31, 2022, and no pronouncements were adopted during the period.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update No. 2016-13 (ASU 2016-13) "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2022. We are currently in the process of evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

In January 2017, the FASB issued 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amendments in this ASU simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test and eliminating the requirement for a reporting unit with a zero or negative carrying amount to perform a qualitative assessment. Instead, under this pronouncement, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment change for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized is not to exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects will be considered, if applicable. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of this ASU on its consolidated financial statements and related disclosures.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized. For the year ended August 31, 2022, we used the federal tax rate of 21% in our determination of the deferred tax assets and liabilities balances.

	Year Ended August 31, 2022
Current tax provision:
Federal
Taxable income	$	---
Total current tax provision	$	---
Deferred tax provision:
Federal
Loss carryforwards		$(160,957)
Change in valuation allowance		160,957
Total deferred tax provision	$	---

As of August 31, 2022, the Company had approximately $766,463 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2042. The Company provided a valuation allowance equal to the deferred income tax assets for the period from September 1, 2021 to August 31, 2022 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards

3. REVENUE RECOGNITION

Although the Company currently does not have any revenue, when revenue recognition resumes, the Company will record the transactions in accordance with ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”). In accordance with ASC 606, revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

F-18

The core principles of revenue recognition under ASC 606 includes the following five criteria:

1.	Identify the contract with the customer

Contract with our customers may be oral, written, or implied. A written and signed contract stating the terms and conditions is the preferred method and is consistent with most customers. The terms of a written contract may be contained within the body of an email, during which proposals are made and campaign plans are outlined, or it may be a stand-alone document signed by both parties. Contracts that are oral in nature are consummated in status and pitch meetings and may be later followed up with an email detailing the terms of the arrangement, along with a proposal document. No work is commenced without an understanding between the Company and our customers, that a valid contract exists.

2.	Identify the performance obligations in the contract

Our sales and account management teams define the scope of services to be offered, to ensure all parties are in agreement and obligations are being delivered to the customer as promised. The performance obligation may not be fully identified in a mutually signed contract, but may be outlined in email correspondence, face-to-face meetings, additional proposals or scopes of work, or phone conversations.

3.	Determine the transaction price

Pricing is discussed and identified by the operations team prior to submitting a proposal to the customer. Based on the obligation presented, third-party service pricing is established, and time and labor are estimated, to determine the most accurate transaction pricing for our customer. Price is subject to change upon agreed parties, and could be fixed or variable, milestone focused or time and materials.

4.	Allocate the transaction price to the performance obligations in the contract
If a contract involves multiple obligations, the transaction pricing is allocated accordingly, during the performance obligation phase (criteria 2 above).

5.	Recognize revenue when (or as) we satisfy a performance obligation
The Company will evaluate the performance obligations as revenue recognition materializes.

4. LIQUIDITY AND OPERATIONS

The Company had a net loss of $764,708 for the year ended August 31, 2022, and net cash used in operating activities of $6,185.

As of August 31, 2022, the Company did not have short-term borrowing relationship with any lenders.

While the Company hopes that its capital needs in the foreseeable future may be met by operations, there is no assurance that the Company will be able to generate enough positive cash flow to finance its growth and business operations in which event, the Company may need to seek outside sources of capital. There can be no assurance that such capital will be available on terms that are favorable to the Company or at all.

5. INTANGIBLE ASSETS

As of August 31, 2022, the Company had no goodwill or intangible assets.

6. CAPITAL STOCK

At August 31, 2022 and August 31, 2021, the Company’s authorized stock consists of 480,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value of $0.00001 per share. The rights, preferences and privileges of the holders of the preferred stock will be determined by the Board of Directors prior to issuance of such shares. The conversion of certain outstanding preferred stock could have a significant impact on our common stockholders.

Common Stock

As of August 31, 2022, there were 122,097,572 shares of common stock outstanding.

Preferred Stock

As of August 31, 2022 there were 1,000,000 shares of Series A Convertible Preferred Stock outstanding. The Series A Convertible Preferred Stock is convertible into 10,000,000,000 shares of Common Stock but have the voting rights of 100,000,000,000 shares.

7. STOCK OPTIONS AND WARRANTS

As of August 31, 2022, no stock options or warrants were outstanding.

8. RELATED PARTIES

None noted.

9. CONCENTRATIONS

None noted.

F-19

10. COMMITMENTS AND CONTINGENCIES

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” Topic 842, which amends the guidance in former ASC Topic 840, Leases (“ASC 840”). The new standard increases transparency and comparability most significantly by requiring the recognition by lessees of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all leases longer than 12 months. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. For lessees, leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement, over the expected term on a straight-line basis. Operating leases are recognized on the balance sheet as right-of-use assets, current operating lease liabilities and non-current operating lease liabilities. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on our consolidated balance sheets. Finance leases are included in property and equipment, current liabilities, and long-term liabilities on our consolidated balance sheets. When the Company initiates a lease, we will record the transaction in accordance with ASC 840.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at this time the Company considers to be material to the Company’s business or financial condition.

11. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the year ended August 31, 2022, there were no non-cash activities.

12. SUBSEQUENT EVENTS

Management has evaluated subsequent events according to ASC TOPIC 855 as of the date of the financial statements and has determined that no subsequent events are reportable.

F-20

BLUE HEAVEN COFFEE, INC.

Balance Sheets

(Expressed in U.S. Dollars)

(unaudited)

	2/28/23	11/30/22
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$910,000	$855,000
Inventory	1,019,178	196,000
Total Current Assets	1,929,178	1,051,000
EQUIPMENT
Vending machines, net of accumulated depreciation+	781,359	821,430
Café units, net of accumulated depreciation	542,859	571,430
Total Equipment	1,324,218	1,392,860
TOTAL ASSETS	$3,253,396	$2,443,860

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued interest	$40,625	$32,500
Notes payable - third parties	375,000	375,000
TOTAL CURRENT LIABILITIES	415,625	407,500

STOCKHOLDERS’ EQUITY
Common stock, 100 shares authorized, 100 and 100 shares issued and outstanding at February 28, 2023, and November 30, 2022, respectively	100	100
Additional paid-in capital	664,900	664,900
Retained earnings	2,172,771	1,371,360
Total stockholders’ equity	2,837,771	2,036,360
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,253,396	$2,443,860

The accompanying notes are an integral part of these unaudited financial statements.

F-21

BLUE HEAVEN COFFEE, INC.

Statements of Operations

(Expressed in U.S. Dollars)

(unaudited)

	Three Months Ended 2/28/23	Three Months Ended 2/28/22
Revenues	$1,667,180	$755,169
Cost of goods sold	216,050	62,100
Gross profit	1,451,130	693,069
Operating expenses
Salaries	231,050	98,070
Rent	70,260	14,600
Consulting services	72,899	26,200
Website expenses	5,678	---
Legal and professional expense	23,565	10,100
Advertising and marketing expense	13,025	---
General and administrative expense	13,025	21,700
Total operating expenses	431,527	170,670
Profit from operations	1,019,603	522,399
Other income (expense)
Depreciation and amortization	(68,642)	(68,642)
Interest expense	(8,125)	(2,812)
Total other income (expense)	(76,767)	(71,454)
Profit before income taxes	942,836	450,945
Provision for income taxes	(141,425)	(67,642)
Net profit	$801,411	$383,303
Net profit (loss) per common share
Basic and Diluted	$8,014	$3,833

Weighted average number of common shares outstanding
Basic and diluted	100	100

The accompanying notes are an integral part of these unaudited financial statements.

F-22

BLUE HEAVEN COFFEE, INC.

Consolidated Statement of Changes in Stockholders’ Equity

For the Three Months Ended February 28, 2023 and 2022

(Expressed in U.S. Dollars)

(unaudited)

	Common Stock			Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount		Capital	Earnings	Equity
Balance at November 30, 2021	100		$100	$664,900	$761,039	$1,426,039
Net profit	---		---	---
Balance at February 28, 2022	100	$	____100	$664,900	$	$

Balance at November 30, 2022	100		$100	$664,900		$1,371,360		$2,036,360
Net profit	---		---	---
Balance at February 28, 2023	100	$	____100	$664,900	$		$

The accompanying notes are an integral part of these unaudited financial statements.

F-23

BLUE HEAVEN COFFEE, INC.

Statements of Cash Flows

(Expressed in U.S. Dollars)

(unaudited)

	Three Months Ended 2/28/23	Three Months Ended 2/28/22
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit	$801,411	$383,303
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	68,642	68,642
Inventory	(823,178)	(300,107)
Accrued interest	8,125	2,812
Net cash provided by operating activities	55,000	154,650
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by investing activities	---	---
CASH FLOWS FROM FINANCING ACTIVITIES
Loan proceeds - third parties	---	---
Net cash provided by financing activities	---	---
Net change in cash	55,000	154,650
Cash, beginning of period	855,000	345,150
Cash, end of period	$910,000	$499,800

The accompanying notes are an integral part of these unaudited financial statements.

F-24

BLUE HEAVEN COFFEE, INC.

Notes to Unaudited Financial Statements

February 28, 2023

(Expressed in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Blue Heaven Coffee, Inc., an Ontario, Canada, corporation, was formed on March 25, 2019, as a privately-held corporation.

The Company is a provider of unattended and attended retail and digital advertising solutions. The Company specializes in providing client-tailored, profit-driven solutions backed by innovative technologies (powered in part by breakthrough artificial intelligence), state of the art equipment and top-notch service and support.

The Company pursues a breakthrough business model anchored to cutting edge digital advertising solutions. Its fleet of automated retail devices are all connected and managed via a single platform allowing it to offer cutting edge access to programmatic advertising revenue (in a turnkey fashion) allowing the Company to offer clients not only stellar service, products, and technologies but also an avenue by which they can profit share, tapping into the vast and lucrative world of programmatic marketing revenue. The Company empowers its clients to create meaningful value beyond the basic framework of unattended retail, by leveraging its existing relationships, knowledge and experience.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP), and pursuant to the rules and regulations of the Securities and Exchange Commission (the SEC) and are expressed in U.S. Dollars, and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentration of credit risk consist of cash deposits and customer receivables. The Company maintains cash with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. To reduce risk, the Company performs credit evaluations of its customers and maintains reserves when necessary for potential credit losses.

Cash and cash equivalents

We consider all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents as of February 28, 2023 and 2022.

Recent Accounting Pronouncements

The Company has implemented all applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-25

NOTE 3 - LEASE WITH VIA RAIL CANADA INC.

Via Rail Canada Inc., operating as Via Rail or Via, is a Canadian Crown corporation that is mandated to operate intercity passenger rail service in Canada. The Company and Via Rail have entered into a master lease that covers all approximately 30 of the Company’s unattended and attended retail locations within the Via Rail stations across Canada. The current term of the master lease expires in January 2024, with a renewal option of five years. Monthly rent for a large majority of the leased locations is 15% of gross monthly sales; monthly rent at one of the Company’s locations is the greater of $2,000 (Cdn) and 10% of gross sales; monthly rent for the balance of the Company’s locations is a fixed rental rate ranging from $800 (Cnd) to $1,400 (Cdn).

NOTE 4 – COMMON STOCK

No common stock transactions occurred during the three months ended February 28, 2023 and 2022.

NOTE 5– SUBSEQUENT EVENT

Change in Control

In March 2023, ownership of Company was sold to Canopus BioPharma, Inc. (now known as Blue Heaven Coffee, Inc.) (“CBIA”), a publicly-traded company. Following this transaction, the Company is a wholly-owned subsidiary of CBIA.

F-26

BLUE HEAVEN COFFEE, INC.

Balance Sheets

(Expressed in U.S. Dollars)

(unaudited)

	11/30/22	11/30/21
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$855,000	$345,150
Inventory	196,000	106,000
Total Current Assets	1,051,000	451,150
EQUIPMENT
Vending machines, net of accumulated depreciation	821,430	985,715
Café units, net of accumulated depreciation	571,430	685,715
Total Equipment	1,392,860	1,671,430
TOTAL ASSETS	$2,443,860	$2,122,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accrued interest	$32,500	$11,250
Notes payable - third parties	375,000	150,000
TOTAL CURRENT LIABILITIES	407,500	161,250

STOCKHOLDERS’ EQUITY
Common stock, 100 shares authorized, 100 and 100 shares issued and outstanding at November 30, 2022, and November 30, 2021, respectively	100	100
Additional paid-in capital	664,900	664,900
Retained earnings	1,371,360	761,039
Total stockholders’ equity	2,036,360	1,426,039
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,443,860	$2,122,580

The accompanying notes are an integral part of these unaudited financial statements.

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BLUE HEAVEN COFFEE, INC.

Statements of Operations

(Expressed in U.S. Dollars)

(unaudited)

	Twelve Months Ended 11/30/22		Twelve Months Ended 11/30/21
Revenues		$1,607,098		$643,680
Cost of goods sold		206,070		55,015
Gross profit		1,401,028		588,665
Operating expenses
Salaries		215,090		98,070
Rent		60,760		10,600
Consulting services		65,889		22,800
Website expenses		5,678		---
Legal and professional expense		23,565		8,900
General and administrative expense		12,715		18,900
Total operating expenses		383,697		159,270
Profit from operations		1,017,331		429,395
Other income (expense)
Depreciation and amortization		(278,570)		(278,570)
Interest expense		(32,500)		(11,250)
Total other income (expense)		(311,070)		(289,820)
Profit before income taxes		706,261		139,575
Provision for income taxes		(105,940)		(20,936)
Net profit	$	_____610,321		$118,639
Net profit (loss) per common share
Basic and Diluted	$	____6,103	$	____1,186
Weighted average number of common shares outstanding
Basic and diluted		100		100

The accompanying notes are an integral part of these unaudited financial statements.

F-28

BLUE HEAVEN COFFEE, INC.

Consolidated Statement of Changes in Stockholders’ Equity

For the Twelve Months Ended November 30, 2022 and 2021

(Expressed in U.S. Dollars)

(unaudited)

	Common Stock			Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount		Capital	Earnings	Equity
Balance, November 30, 2020	100		$100	$664,900	$642,400	$1,307,400
Net profit	---		---	---	118,639	118,639
Balance at November 30, 2021	100		100	664,900	761,039	1,426,039
Net profit	---		---	---	610,321	610,321
Balance at November 30, 2022	100	$	____100	$664,900	$1,371,360	$2,036,360

The accompanying notes are an integral part of these unaudited financial statements.

F-29

BLUE HEAVEN COFFEE, INC.

Statements of Cash Flows

(Expressed in U.S. Dollars)

(unaudited)

	Twelve Months Ended 11/30/22	Twelve Months Ended 11/30/21
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit	$610,321	$118,639
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	278,570	278,570
Inventory	(636,481)	(213,309)
Accrued interest	32,500	11,250
Net cash provided by operating activities	284,850	195,150
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by investing activities	---	---
CASH FLOWS FROM FINANCING ACTIVITIES
Loan proceeds - third parties	225,000	150,000
Net cash provided by financing activities	225,000	150,000
Net change in cash	509,850	492,500
Cash, beginning of period	345,150	147,350
Cash, end of period	$855,000	$345,150

The accompanying notes are an integral part of these unaudited financial statements.

F-30

BLUE HEAVEN COFFEE, INC.

Notes to Unaudited Financial Statements

November 30, 2022

(Expressed in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Blue Heaven Coffee, Inc., an Ontario, Canada, corporation, was incorporated on March 25, 2019, as a privately-held corporation.

The Company is a provider of unattended and attended retail and digital advertising solutions. The Company specializes in providing client-tailored, profit-driven solutions backed by innovative technologies (powered in part by breakthrough artificial intelligence), state of the art equipment and top-notch service and support.

The Company pursues a breakthrough business model anchored to cutting edge digital advertising solutions. Its fleet of automated retail devices are all connected and managed via a single platform allowing it to offer cutting edge access to programmatic advertising revenue (in a turnkey fashion) allowing the Company to offer clients not only stellar service, products, and technologies but also an avenue by which they can profit share, tapping into the vast and lucrative world of programmatic marketing revenue. The Company empowers its clients to create meaningful value beyond the basic framework of unattended retail, by leveraging its existing relationships, knowledge and experience.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP), and pursuant to the rules and regulations of the Securities and Exchange Commission (the SEC) and are expressed in U.S. Dollars, and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentration of credit risk consist of cash deposits and customer receivables. The Company maintains cash with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. To reduce risk, the Company performs credit evaluations of its customers and maintains reserves when necessary for potential credit losses.

Cash and cash equivalents

We consider all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents as of November 30, 2022 and 2021.

Recent Accounting Pronouncements

The Company has implemented all applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-31

NOTE 3 - LEASE WITH VIA RAIL CANADA INC.

Via Rail Canada Inc., operating as Via Rail or Via, is a Canadian Crown corporation that is mandated to operate intercity passenger rail service in Canada. The Company and Via Rail have entered into a master lease that covers all approximately 30 of the Company’s unattended and attended retail locations within the Via Rail stations across Canada. The current term of the master lease expires in January 2024, with a renewal option of five years. Monthly rent for a large majority of the leased locations is 15% of gross monthly sales; monthly rent at one of the Company’s locations is the greater of $2,000 (Cdn) and 10% of gross sales; monthly rent for the balance of the Company’s locations is a fixed rental rate ranging from $800 (Cnd) to $1,400 (Cdn).

NOTE 4 – COMMON STOCK

No common stock transactions occurred during the twelve months ended November 30, 2022 and 2021.

NOTE 5– SUBSEQUENT EVENT

Change in Control

In March 2023, ownership of Company was sold to Canopus BioPharma, Inc. (now known as Blue Heaven Coffee, Inc.) (“CBIA”), a publicly-traded company. Following this transaction, the Company is a wholly-owned subsidiary of CBIA.

F-32

BLUE HEAVEN COFFEE, INC.

(formerly Canopus BioPharma, Inc.)

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma financial statements are based on the historical financial statements of Canopus BioPharma, Inc. (“CBIA”) and Blue Heaven Coffee, Inc. (“BHC”) after giving effect to CBIA’s acquisition of BHC (the “Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements. The effective date of the Acquisition was March 21, 2023.

Unaudited Pro Forma Balance Sheet

The following unaudited pro forma balance sheet has been derived from the balance sheet of CBIA at August 31, 2022 (unaudited), and adjusts such information to give effect to the acquisition of BHC, as if the acquisition had occurred at August 31, 2022. The unaudited pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at August 31, 2022. The unaudited pro forma balance sheet should be read in conjunction with the notes thereto and BHC’s financial statements and related notes thereto contained elsewhere herein.

	CBIA	BHC	Pro Forma Adjustments		Pro Forma
Cash and cash equivalents	$4,215	$855,000	$	---	$859,215
Inventory	---	196,000		---	196,000
Total current assets	4,215	1,051,000		---	1,055,215
Equipment	---	1,392,860		---	1,392,860
Total assets	$4,215	$2,443,860	$	---	$2,448,075
Liabilities	17,497	407,500		---	424,997
Preferred stock	10	---		---	10
Common stock	1,221	100		---	1,321
Additional paid-in capital	751,950	664,900		---	1,416,850
Retained earnings (deficit)	(766,463)	1,371,360		---	604,897
Total stockholders’ equity (deficit)	(13,282)	2,036,360		---	2,023,078
Total liabilities and stockholders’ equity (deficit)	$4,215	$2,443,860	$	---	$2,448,075

See accompanying notes to unaudited pro forma financial statements.

F-33

Unaudited Pro Forma Statements of Operations

Year Ended August 31, 2022

The following pro forma statement of operations has been derived from the statement of operation of CBIA at August 31, 2022, and adjusts such information to give effect to the acquisition of BHC, as if the acquisition had occurred at September 1, 2021. The pro forma statement of operations is presented for informational purposes only and does not purport to be indicative of the results of operations that would have resulted if the acquisition had been consummated at September 1, 2021. The pro forma statement of operations should be read in conjunction with BHC’s financial statements and related notes thereto contained elsewhere in this filing.

	CBIA		BHC	Pro Forma Adjustments		Pro Forma
Revenues	$	---	$1,607,098	$	---	$1,607,098
Cost of goods sold		---	206,070		---	206,070
Gross profit		---	1,401,028		---	1,401,028
Expenses
Salaries and outside services		756,026	304,544		---	1,060,570
Selling, general and administrative		8,537	2,715		---	1,252
Rent		---	60,760		---	60,760
Website expense		---	5,678		---	5,678
Total expenses		(764,563)	(373,697)		---	(1,138,260)
Interest expense		(145)	(32,500)		---	(32,645)
Profit (loss) before taxes		(764,708)	994,831		---	230,123
Other income (expense)		---	(278,570)		---	(278,570)
Income tax expense		---	(105,940)		---	(105,940)
Net profit (loss)		$(764,708)	$610,321	$	---	$(154,387)
Net profit (loss) per share
Basic and Diluted		$(0.01)	$6,103		$(6,103)	$(0.01)
Weighted average shares outstanding
Basic and Diluted		140,032,572	100		450,000,000	590,032,572

See accompanying notes to unaudited pro forma financial statements.

F-34

Notes to Unaudited Pro Forma Financial Statements

Note 1. Basis of Unaudited Pro Forma Presentation

The unaudited pro forma balance sheet as of August 31, 2022, and the unaudited pro forma statement of operations for the year ended August 31, 2022, are based on the historical financial statements of CBIA and BHC after giving effect to CBIA’s acquisition of BHC (the “Acquisition”) and the assumptions and adjustments described in the notes herein. No pro forma adjustments were required to conform BHC’s accounting policies to CBIA’s accounting policies, except that the year end of BHC has been assumed to be November 30, 2022, rather than December 31, 2022

The unaudited pro forma balance sheet as of August 31, 2022, is presented as if the Acquisition had occurred on August 31, 2022. The unaudited pro forma statement of operations of CBIA and BHC for the year ended August 31, 2022, is presented as if the Acquisition had taken place on September 1, 2021.

The unaudited pro forma financial statements are not intended to represent or be indicative of the results of operations or financial position of CBIA that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of CBIA.

Note 2. BHC Acquisition

Effective March 21, 2023, CBIA entered into a Share Exchange Agreement with the owner of BHC (the “Acquisition Agreement”), pursuant to which CBIA acquired BHC, a company that is engaged in the unattended retail industry in Canada. CBIA has adopted the business plan of BHC as its overall corporate business plan. Pursuant to the Acquisition Agreement, CBIA issued 450,000,000 shares of common stock to the shareholder of BHC, all of which shares are considered “restricted securities.”

Acquisition-related expenses, including legal and accounting fees and other external costs directly related to the acquisition, were expensed as incurred.

Note 3. Pro Forma Adjustments

With respect to the unaudited pro form balance sheet, no pro forma adjustments are included. With respect to the unaudited pro forma statements of income, pro forma adjustments were made only to weighted average shares outstanding, which adjustments were made to reflect the issuance of 450,000,000 shares pursuant to the Acquisition Agreement.

F-35

PART III – EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
2. Charter and Bylaws
2.1	Articles of Incorporation, part 1	Filed herewith.
2.2	Certificate of Amendment to Articles of Incorporation dated May 1, 2023	Filed herewith.
2.3	Bylaws	Filed herewith.
3. Instruments defining the rights of securityholders
3.1	Convertible Promissory Note, $150,000 original principal amount, in favor of PIPE QOF, Inc	Filed herewith.
4. Subscription Agreement
4.1	Subscription Agreement	Filed herewith.
6. Material Agreements
6.1	Master Lease between the Company and Via Rail	Filed herewith.
7. Plan of acquisition, reorganization, arrangement, liquidation, or succession
7.1	Share Purchase Agreement between the Company and Justin De Four	Filed herewith.
11. Consents
11.1	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)	Filed herewith.
12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 11, 2023.

BLUE HEAVEN COFFEE, INC. (formerly Canopus BioPharma, Inc.)

By:	/s/ Justin De Four
Justin De Four Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Justin De Four	May 11, 2023
Justin De Four Chief Executive Officer, Secretary and Director

/s/ Benjamin Oates	May 11, 2023
Benjamin Oates Interim Chief Financial Officer

36